Exhibit (b)(1)
EXECUTION VERSION

CITIGROUP GLOBAL MARKETS INC.	MERRILL LYNCH, PIERCE, FENNER &
390 Greenwich Street	SMITH INCORPORATED
New York, New York 10013	BANK OF AMERICA, N.A.
One Bryant Park
New York, NY 10036

GOLDMAN SACHS LENDING	CREDIT SUISSE SECURITIES (USA) LLC
PARTNERS LLC	CREDIT SUISSE AG
200 West Street	Eleven Madison Avenue
New York, NY 10282	New York, NY 10010
April 29, 2011
Sterling Merger Inc.
c/o Providence Equity L.L.C.
9 West 57th Street, Suite 4700
New York, NY 10019
Attention: Christopher C. Ragona
Re: Commitment Letter
Ladies and Gentlemen:
     You have informed Citi (as defined below), BofAML (as defined below), GSLP (as defined below) and Credit Suisse (as defined below) (together with Citi , BofAML and GSLP the “Banks,” “we” or “us”) that Sterling Parent Inc., a Delaware corporation (“Holding”), and Sterling Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Holding (“Acquisition Corp.” or “you”), each a company newly formed by Providence Equity Partners LLC (“PEP” or the “Sponsor”), intend to acquire, directly or through one or more subsidiaries (such acquisition being herein called the “Acquisition”), the company that you have identified to us code named “Sterling,” a Delaware corporation (the “Acquired Business”), pursuant to the Acquisition Agreement (as defined in Annex I hereto). You have further advised us that you expect the Transactions described in the Transaction Description attached hereto as Annex I to be consummated in connection with the Acquisition. Capitalized terms used but not otherwise defined herein and defined in Annex I hereto or the Term Sheets (as defined below) shall have the meanings ascribed thereto in Annex I hereto or the Term Sheets, as applicable. As used herein, the term “Company” means (x) prior to the consummation of the Acquisition, Acquisition Corp. and (y) upon consummation of the Acquisition, the Acquired Business.
     You have requested that Citi, Bank of America, GSLP and CS make the following commitments to the Company with respect to the Debt Financing. Citi, Bank of America, GSLP and CS, as lenders under the Credit Facilities, are referred to herein as the “Credit Facilities Lenders.” Citi, Bank of America, GSLP and CS, as lenders under the Interim Facility, are referred to herein as the “Interim Lenders.” The Credit Facilities Lenders and Interim Lenders are referred to herein collectively as the “Committed Lenders” and individually as a “Committed Lender.”
     For purposes of this Commitment Letter, (1) “Citi” shall mean Citigroup Global Markets Inc. (“CGMI”), Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein; (2) “BofAML” shall mean Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”); (3) “GSLP” shall mean Goldman Sachs Lending Partners LLC; and (4) “Credit Suisse” shall mean Credit Suisse AG (acting through such affiliates or branches as it may designate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities”).
     Accordingly, subject to the terms and conditions set forth or incorporated in this Commitment Letter, the Committed Lenders agree as follows:
     1. Commitments. The Committed Lenders hereby commit as follows:
     (a) Citi hereby commits to provide an amount equal to 38.25% of the entire amount of each of the Credit Facilities and the Interim Facility.
     (b) Bank of America hereby commits to provide an amount equal to 38.25% of the entire amount of each of the Credit Facilities and the Interim Facility.
     (c) GSLP hereby commits to provide an amount equal to 13.5% of the entire amount of each of the Credit Facilities and the Interim Facility.
     (d) CS hereby commits to provide an amount equal to 10%of the entire amount of each of the Credit Facilities and the Interim Facility.

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     The commitments of the Credit Facilities Lenders and the Interim Lenders are collectively referred to herein as the “Commitments” and individually as a “Commitment.”
     The material terms of the Facilities are set forth or described in this Commitment Letter and (i) in the case of the Credit Facilities, the term sheet attached hereto as Exhibit A (the “Credit Facilities Term Sheet”) and (ii) in the case of the Interim Facility, the term sheet attached hereto as Exhibit B (the “Interim Facility Term Sheet” and, together with the Credit Facilities Term Sheet, the “Term Sheets”).
     Except as otherwise agreed, unless the Commitments shall have been terminated pursuant to Section 7, the Committed Lenders shall have the exclusive right to provide the Facilities as set forth in this Commitment Letter. It is agreed that Citi shall have “left” placement in any and all marketing materials or other documentation used in connection with the Credit Facilities and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Credit Facilities and BofaML shall have the next most left placement and (y) BofAML shall have “left” placement in any and all marketing materials or other documentation used in connection with the Interim Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Interim Facility and Citi shall have the next most left placement.
     Each Administrative Agent, Syndication Agent or Co-Syndication Agent (as applicable) and Documentation Agent or Co-Documentation Agent (as applicable) (collectively, the “Agents”) for the respective Facility specified in the Term Sheet therefor (including any such Agent designated by you pursuant to the preceding paragraph) is pleased to serve in such capacities for a syndicate of lenders reasonably satisfactory to you and the Sponsor, such approval not to be unreasonably withheld or delayed (but in any event excluding (i) (x) certain banks, financial institutions and other entities designated in writing by you or the Sponsor (for purposes of the primary syndication of any Facility prior to the date of the Original Commitment Letter) and (y) any competitor of the Acquired Business and its subsidiaries and any controlled affiliate of such competitor designated in writing by you or the Sponsor on or prior to the date of the Original Commitment Letter and (ii) Excluded Parties (as defined in Section 8 below) (collectively, “Disqualified Lenders”)), who will participate in the respective Facility. In addition, (1) Citi, Merrill Lynch and GSLP are pleased to confirm that they will act as joint lead arrangers for the Facilities (in such capacity, a “Lead Arranger” and collectively, the “Lead Arrangers”; it being understood that for purposes of clause (a) of Exhibit C only, CS Securities shall also constitute a “Lead Arranger”), (2) Citi, Merrill Lynch and GSLP are pleased to confirm that they will act as joint book running managers

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for each Facility (each in such capacity, a “Book Running Manager” and collectively, the “Book Running Managers”) and (3) CS is pleased to confirm it will act as a co-manager for each Facility. In connection with the syndication of the Facilities, it is anticipated that one or more of the roles or titles in addition to those described above may be awarded to one or more other initial lenders, in each case as mutually agreed by you and the Banks. You agree that, except as contemplated above and by the Fee Letter dated the date hereof relating hereto (the “Fee Letter”), no other agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letter) will be paid to any lender, agent or arranger for any Facility for its participation in such Facility, unless you and we shall so agree.
     2. Information. You represent and warrant that (in the case of information pertaining to the Acquired Business or its subsidiaries, to the best of your knowledge) no written information that has been or is hereafter furnished by you or on your behalf or by the Acquired Business or on its behalf in connection with the Transactions, other than information of a general economic or industry specific nature (such written information being referred to herein collectively as the “Information”), taken as a whole will contain any material misstatement of fact or will omit to state any material fact necessary to make the statements therein, taken as a whole, not misleading, in the light of the circumstances under which they are made; provided, however, that, with respect to Information consisting of projections, forecasts, pro forma data, budgets, estimates and other forward-looking statements (collectively, the “Projections”), no representation or warranty is made other than that the Projections have been (or, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed by you to be reasonable when furnished and at the time of preparation thereof (it being understood that Projections may vary from actual results and such variances may be material). You agree to supplement the Information and the Projections from time to time until the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” (as defined in the Fee Letter) of the Facilities so that (with respect to the Acquired Business or its subsidiaries, to the best of your knowledge) the representation and warranty made in the preceding sentence is correct in all material respects as of such date. You understand that in arranging and syndicating the Debt Financing, the Committed Lenders will be using and relying on the Information and the Projections without independent verification thereof. If the Closing Date shall occur, the representation, warranty and covenant provisions contained in this Section 2 shall remain effective until the earlier of (i) 90 days following the Closing Date and (ii) the later of (A) a “successful syndication” of the Facilities and (B) the Closing Date and, thereafter, shall terminate and be of no further force and effect.
     3. Financing Documentation. The making of the loans under the Facilities will be governed by definitive loan and related agreements and documentation (collectively, the “Financing Documentation”) to be negotiated in good faith, which shall (A) except with respect to tax matters, in the case of the Credit Facilities, be substantially

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consistent with the Credit Agreement dated as of July 29, 2010 among Interactive Data Corporation, as Borrower, Bank of America, N.A., as Administrative Agent, and the other parties thereto (the “Precedent Loan Documentation”) and (B) in the case of the Interim Facility (including with respect to covenants and defaults), be substantially consistent with the Indenture dated of October 24, 2007 among US Investigations Services, Inc. and Wells Fargo Bank, N.A. (the “Precedent Indenture”) (provided that definitive documents relating to the Interim Facility shall provide for customary bridge facility acceleration mechanics), and in each case will be consistent with the terms set forth in the Commitment Letter and take into account differences related to the Company and its business, and in any event will contain only those conditions to borrowing, representations, warranties, covenants and events of default expressly set forth in this Commitment Letter, including the Term Sheets, and with such modifications to the terms thereof as shall be made in accordance with the flex provisions of the Fee Letter and the express terms of this Commitment Letter, and such other modifications as shall be reasonably necessary in light of the operational and strategic requirements of the Company and its subsidiaries and in light of their size, industries and business practices, it being understood and agreed that the foregoing shall not limit the ability of the Administrative Agent to include operational and other similar agency provisions reasonably required by it in such capacity (collectively, the “Documentation Principles”). It is acknowledged and agreed that this Commitment Letter (including the Annexes and Exhibits hereto) sets forth or summarizes all of the material terms to be included in the Financing Documentation and is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Financing Documentation by the parties hereto in a manner consistent with this Commitment Letter (it being acknowledged and agreed that the Commitments provided hereunder are subject to conditions precedent as provided herein and in Exhibit C to the Term Sheet).
     4. Conditions. The obligations of each Committed Lender under Section 1 of this Commitment Letter to provide the Debt Financing are subject to fulfillment of the conditions set forth in Exhibit C hereto and in, as applicable, (a) paragraph (A) under “Conditions Precedent” in the Credit Facilities Term Sheet and (b) “Conditions Precedent” in the Interim Facility Term Sheet. Notwithstanding anything in this Commitment Letter (including the Term Sheets), the Fee Letter, the Financing Documentation or any other agreement or other undertaking concerning the financing of the Transactions to the contrary,
     (i) the terms of the Financing Documentation shall be in a form such that they do not impair availability of the Debt Financing on the Closing Date if the conditions set forth or described in Exhibit C hereto and in, as applicable, (a) paragraph (A) under “Conditions Precedent” in the Credit Facilities Term Sheet and (b) “Conditions Precedent” in the Interim Facility Term Sheet are satisfied (it being understood that to the extent any collateral is not

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provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so without undue burden or expense (it being understood that at a minimum (1) UCC-1 financing statements will be provided and (2) certificated equity securities of the Company and its domestic subsidiaries, if any, will be delivered (to the extent required by the Credit Facilities Term Sheet)), the delivery of such collateral (and/or the perfection of a security interest in such collateral) shall not constitute a condition precedent to the availability of any of the Debt Financing on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed by the parties hereto acting reasonably); and
     (ii) the only representations the making of which shall be a condition to availability of the Debt Financing on the Closing Date shall be the Specified Representations. For purposes hereof, “Specified Representations” means (A) such of the representations made by the Acquired Business and its subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you have or your applicable affiliate has the right to terminate your or your respective affiliate’s obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement, and (B) the representations and warranties set forth in the Financing Documentation (as specified in the Term Sheets) relating to organization, corporate power and authority to enter into the Financing Documentation, due authorization, execution, delivery and the enforceability of the Financing Documentation, Federal Reserve margin regulations, solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its subsidiaries on a consolidated basis and the Investment Company Act of 1940, as amended, no conflicts of the Financing Documentation with organizational documents and (subject to clause (i) above), creation, validity and perfection of the security interests in the collateral to be perfected on the Closing Date and Patriot Act/ “know your customer” laws.
     5. Fees and Expenses. To induce the Committed Lenders to issue this Commitment Letter and to proceed with the documentation and syndication of the proposed Debt Financing, you hereby agree that all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP in its capacity as counsel with respect to the Credit Facilities and (if applicable) the Interim Facility, and if necessary one local counsel per jurisdiction whose retention in each case is approved (such approval not to be unreasonably withheld or delayed in the case of local counsel and such approval not to be required with Canadian counsel) by you and the Sponsor of the Committed Lenders, the Agents, the Lead Arrangers and their respective affiliates arising in connection with this Commitment Letter and the Financing Documentation and in connection with the Transactions and other transactions described herein shall be reimbursed by you solely in the event that the

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Acquisition is consummated and the initial funding under the Debt Financing occurs unless otherwise required by the Fee Letter. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. Any reimbursement under this Section 5 shall be without duplication of any reimbursement to the Committed Lenders, the Agents, the Lead Arrangers and their respective affiliates under any other agreement.
     6. Indemnification. You agree to indemnify and hold harmless each of the Agents, each of the Lead Arrangers, each of the Committed Lenders and their respective affiliates and each of their directors, officers, employees, representatives, agents and advisors and their respective successors (each, an “indemnified person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever that may be incurred by or asserted against or involve any Agent, any Lead Arranger, any Committed Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from this Commitment Letter, the Transactions and the other transactions contemplated hereby and the use of proceeds therefrom, regardless of whether any such indemnified person is a party thereto, whether such proceedings are brought by the Sponsor, you, your subsidiaries, your equity holders, affiliates creditors or any other third person and to pay and reimburse each Agent, each Lead Arranger, each Committed Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, Lead Arranger, Committed Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise and whether such action, suit or proceeding is brought by you, your affiliates or any third party); provided, however, that you shall not have to indemnify any indemnified person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, bad faith or willful misconduct of the respective indemnified person or any Related Person (as defined below) of such indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment or admitted in a settlement tantamount to such a judgment), (ii) a material breach of the obligations of any indemnified person under this Commitment Letter (including the Annexes and Exhibits hereto), the Fee Letter or the Financing Documentation, or (iii) disputes solely between or among indemnified persons other than claims against any Agent, Lead Arranger, Committed Lender or other indemnified person (x) in its capacity or in fulfilling its role as agent or arranger or similar role under any of the Facilities or (y) arising out of any act or omission on the part of you, the Sponsor or any of your or the Sponsor’s respective subsidiaries or affiliates. For purposes hereof, a “Related Person” of an indemnified person means (a) if the indemnified person is Citi or any of its affiliates, or any of their respective directors, officers, employees, agents and

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advisors, Citi (including but not limited to in its capacity as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and its affiliates and the directors, officers, employees, representatives, agents and advisors thereof, (b) if the indemnified person is Bank of America or Merrill Lynch or any of their affiliates, or any of their respective directors, officers, employees, agents and advisors, Bank of America or Merrill Lynch (including but not limited to in their capacities as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and their affiliates and the directors, officers, employees, representatives, agents and advisors thereof, (c) if the indemnified person is GSLP or any of its affiliates, or any of their respective directors, officers, employees, agents and advisors, GSLP (including but not limited to in its capacity as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and its affiliates and the directors, officers, employees, representatives, agents and advisors thereof and (d) if the indemnified person is Credit Suisse or any of its affiliates, or any of their respective directors, officers, employees, agents and advisors, Credit Suisse (including but not limited to in its capacity as any Agent, Lead Arranger, Book Running Manager, Credit Facilities Lender or Interim Lender) and its affiliates and the directors, officers, employees, representatives, agents and advisors thereof. None of the Agents, the Lead Arrangers, the Committed Lenders or any other indemnified person or you or any Equity Investor shall be responsible or liable to any other person for any special, indirect, punitive or consequential damages which may be alleged as a result of this Commitment Letter or the financing contemplated hereby; provided that nothing contained in this sentence shall limit your indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such indemnified person is entitled to indemnification hereunder.
     7. Expiration of Commitment. The Commitments of the Committed Lenders hereunder shall expire at 11:00 p.m., Eastern time, on April 29, 2011 (the “Commitment Expiration Date”) unless you shall have executed and returned a copy of this Commitment Letter and the Fee Letter to the Committed Lenders prior to such time, in which case the Committed Lenders agree to hold their Commitments available for you, and this Commitment Letter shall be and continue in full force and effect, until the earliest of (i) 5:00 p.m., Eastern time, on October 14, 2011 (the “Scheduled Commitment Termination Date”), (ii) the termination of the Acquisition Agreement and (iii) the consummation of the Acquisition with or without the funding of the Debt Financing. You shall have the right to terminate this Commitment Letter and all of the Commitments of the Committed Lenders hereunder at any time upon written notice to them from you, subject to your surviving obligations as set forth in Section 10 hereof and in the Fee Letter.
     None of the Financing Documentation shall amend, modify or supersede this Commitment Letter or the Commitments of the Committed Lenders hereunder, and this

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Commitment Letter and such Commitments shall continue in full force and effect, until the termination of such Commitments pursuant to the preceding paragraph or, if earlier, until the initial funding of the Debt Financing has occurred and the Acquisition has been consummated.
     8. Confidentiality. Each party hereto other than the Company (each, a “Lender Party”) agrees to keep any confidential information supplied by you or on your behalf or by or on behalf of the Acquired Business or obtained by any of them based on a review of books and records in connection with the transactions contemplated hereby relating to you, Holding or the Acquired Business or any of your or their respective subsidiaries or affiliates, the Transactions or the Facilities confidential from anyone other than the Lender Parties and any of their respective affiliates (provided that each such affiliate has been advised and has agreed to keep such information confidential in accordance herewith, and provided further that in no event shall any disclosure of such information be made to any affiliate of any Lender Party that is engaged as principal primarily in private equity, venture capital (an “Excluded Party”)) and to use (and cause any such affiliate to use) such information only in connection with the transactions contemplated by this Commitment Letter; provided, however, that (I) nothing herein shall prevent any of the Lender Parties from disclosing such information (a) as required by law or upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender Party or affiliate, as the case may be, (c) that had been publicly disclosed other than as a result of a disclosure by such Lender Party or any affiliate thereof that is prohibited by the terms of this Commitment Letter, (d) already in its possession (other than information provided to any of the Lender Parties or any of their respective affiliates subject to any confidentiality agreement or undertaking in favor of you, Holding, the Sponsor, the Acquired Business or any of your or their respective subsidiaries or affiliates) prior to its receipt of such information from you, from another supplying it on your behalf, from the Acquired Business, from another supplying it on behalf of the Acquired Business or from its review of books and records described above (as the case may be), (e) in connection with any litigation or judicial or administrative proceeding to which such Lender Party or affiliate may be a party, to the extent compelled by legal process in or reasonably necessary or advisable to the defense of such litigation or judicial or administrative proceeding, (f) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right hereunder, (g) to such Lender Party’s or affiliate’s directors, officers, employees, agents, legal counsel and independent auditors, provided that such directors, officers, employees, agents, counsel and auditors have been advised and have agreed to keep such information confidential in accordance herewith, (h) subject to customary confidentiality arrangements to be agreed upon, to any prospective syndicate member and its affiliates in connection with the Facilities and any prospective counterparties to any hedging arrangements or (i) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to Moody’s Investors Service (“Moody’s”) or Standard & Poor’s Rating

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Agency (“Standard & Poor’s”) in connection with obtaining a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s or a rating of the Credit Facilities and/or the Notes; (II) in no event shall any disclosure of such information be made to any Disqualified Lender except in the case of clause (a) or (e) of the preceding clause (I); and (III) in the case of clause (a), (b) or (e) of the preceding clause (I), the Lender Parties shall, to the extent not prohibited by law, notify you of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment, provided that if the Lender Parties are unable to notify you in advance of such disclosure, such notice shall be delivered to you thereafter to the extent permitted by law. For the avoidance of doubt, the provisions of this Section 8 do not supersede any other confidentiality or non-disclosure agreement or undertaking by any Committed Lender or affiliate thereof in favor of any of the Company, the Acquired Business or their respective affiliates. The obligations under this paragraph of each Lender Party that is a party to the Financing Documentation and each of its affiliates, if any, shall terminate automatically and be superseded by the confidentiality provisions in the Financing Documentation upon the initial funding thereunder and in any event shall terminate on the second anniversary of the date of the Original Commitment Letter.
     You agree that, unless the Lead Arrangers have otherwise consented, neither this Commitment Letter nor the Fee Letter nor the terms hereof or thereof will be disclosed by you to any person or entity other than (i) your officers, directors, employees, accountants, agents, attorneys and other advisors, and then only on a “need to know” confidential basis, (ii) the Sponsor, Holding, the Acquired Business with respect to the Commitment Letter or a version of the Fee Letter that, prior to the Closing Date, is redacted in a fashion satisfactory to the Lead Arrangers, any actual or prospective Equity Investor in connection with the Equity Financing and their respective affiliates, officers, directors, employees, agents, accountants, attorneys and other advisors, and then only on a “need to know” confidential basis, (iii) any actual or prospective Lender or any actual or prospective lender or investor in connection with any of the Financing Transactions, any of their respective affiliates, and any of the respective partners, officers, directors, employees, agents, accountants, attorneys and other advisors of any of the foregoing, and then only on a “need to know” confidential basis, (iv) to the extent reasonably necessary or advisable in connection with the exercise of any remedy or enforcement of any right hereunder, (v) as may be compelled to be disclosed in, or necessary to the defense of, any litigation or a judicial or administrative proceeding or as otherwise required by law, (vi) in any public filing or in any proxy statement, prospectus, offering memorandum or offering circular in connection with the Transactions or the Financing Transactions, in each case, reasonably determined to be required by applicable law (it being understood that the fees contained in the Fee Letter may also be disclosed as part of a generic disclosure of aggregate sources and uses related to the fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any

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other prospectus or offering memoranda), and (vii) to Moody’s, Standard & Poor’s or any other ratings agency in connection with obtaining a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s or a rating of any of the Credit Facilities and/or the Notes; provided that, in the case of preceding clause (v), (x) you shall, to the extent not prohibited by law, notify us of the proposed disclosure as far in advance of such disclosure as practicable and use reasonable efforts to ensure that any information so disclosed is accorded confidential treatment and (y) if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law. The obligations under this paragraph with respect to the Commitment Letter only (including Exhibits and Annexes thereto) shall terminate automatically after the Financing Documentation for the Credit Facilities shall have been executed and delivered by the parties thereto.
     9. Assignment; Syndication. This Commitment Letter and the Fee Letter (and the rights and obligations hereunder and thereunder) shall not be assignable by any party hereto to any person or entity without the prior written consent of each other party hereto (and any purported assignment without such consent shall be null and void), other than (x) in the case of the Company, (i) prior to the Closing Date, to a newly formed “shell” company (formed to effect the consummation of the Transactions) that is an affiliate of the Company and that will directly own 100% of the Company reasonably acceptable to us (without releasing the Company from its obligations hereunder) or (ii) on or after the Closing Date, to Holding and/or the Acquired Business (in which case, the Company shall be immediately, fully, unconditionally and automatically released from any liability or obligation hereunder or in respect hereof) and (y) in the case of the Committed Lenders, to an affiliate of the Committed Lenders, it being understood that any such affiliate shall be subject to the restrictions set forth in this Section 9 and the Committed Lenders, as applicable, shall remain obligated hereunder.
     The Lead Arrangers shall have the right, prior to or after execution of the Financing Documentation, in their sole discretion, to syndicate all or part of the Committed Lenders’ respective Commitments under the Facilities, as applicable, hereunder (without releasing any Committed Lender from its respective commitments hereunder prior to the Closing Date and the making of the extensions of credit to be made on such date as contemplated hereby and subject to compliance with applicable law) to one or more other lenders (reasonably satisfactory to you, such approval not to be unreasonably withheld or delayed (but in any event excluding any Disqualified Lender)) that will become party to such Financing Documentation, pursuant to a syndication to be managed by the applicable Lead Arrangers; provided that each Interim Lender shall retain at least 51% on a pro rata basis, and shall not syndicate more than 49%, of such Interim Lender’s Commitments with respect to the Interim Loans (it being understood that the Interim Lenders shall not be restricted from entering into participations with respect to the Interim Loans, subject to the restrictions on participations and voting rights

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of participants set forth in the Interim Facility Term Sheet). Notwithstanding any other provision of this Commitment Letter, no Committed Lender shall, except with the written consent of the Company, be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date and, unless the Company agrees in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its initial Commitment, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred and the extensions of credit to be made on such date as contemplated hereby have been made. Each Committed Lender acknowledges and agrees that its Commitment is not conditioned upon a successful syndication and that no assignment and assumption by any assignee of any obligations of such Committed Lender in respect of any portion of its Commitment shall relieve such Committed Lender of its obligations hereunder with respect to such portion of the Commitments prior to the Closing Date.
     All aspects of the syndication, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Lead Arrangers (except as otherwise provided herein and in the Fee Letter) in consultation with you (subject to potential lenders being reasonably satisfactory to you, such approval not to be unreasonably withheld or delayed (but in any event excluding any Disqualified Lender)). Until the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” of the Facilities (as defined in the Fee Letter), you agree to actively assist, and use commercially reasonable efforts to have the Sponsor and the Acquired Business actively assist, the Lead Arrangers in such syndication, including by using commercially reasonable efforts (x) to ensure that the syndication efforts benefit materially from your, the Acquired Business’ and the Sponsor’s existing lending relationships and (y) to provide the Lead Arrangers, promptly upon request, with all information reasonably deemed necessary by the Lead Arrangers to complete successfully the syndication, including, but not limited to (a) information packages for delivery to potential syndicate members and participants, including at the reasonable request of the Lead Arrangers, a version that, does not contain material non-public information concerning you or your affiliates (or any securities of any thereof) or, to your knowledge, concerning the Acquired Business or its affiliates (or any securities of any thereof) (the “Confidential Information Memoranda”) and (b) financial Projections. You also agree to make available your representatives, and to use commercially reasonable efforts to cause the senior officers and representatives of the Sponsor and the Acquired Business, in each case from time to time prior to the earlier of (i) 90 days following the Closing Date and (ii) a “successful syndication” of the Facilities (as defined in the Fee Letter), to be available and to attend and make presentations regarding the business and prospects of the Acquired Business at meetings of prospective lenders and investors (limited to one “bank meeting,” unless otherwise deemed reasonably necessary by the Lead Arrangers) at such time and place as the applicable Lead Arrangers may reasonably request. You agree to use commercially reasonable

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efforts to obtain a corporate family rating from Moody’s, a corporate rating from Standard & Poor’s and a rating of the Credit Facilities or the Notes, as applicable, from each of Moody’s and Standard & Poor’s by the date that is at least 20 consecutive calendar days prior to the Closing Date (and updated as necessary through the Closing Date).
     You acknowledge that (a) subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers and/or the Agents on your behalf will make available the Confidential Information Memoranda to the proposed syndicate of lenders by posting the Confidential Information Memoranda on IntraLinks or another similar electronic system and (b) certain prospective lenders may not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Company, the Acquired Business or your or their respective securities (such lenders, “Public Lenders,” and such information, “MNPI”).
     Before distribution of any Confidential Information Memoranda to prospective Lenders, you agree that you or the appropriate borrower will provide us with a customary letter in a form reasonably acceptable to you and us representing that (with respect to the Acquired Business, the best of your knowledge) there is no MNPI contained therein and authorizing the dissemination of the Confidential Information Memoranda and exculpating you, the Sponsor, the Company and us with respect to any liability related to the use of the contents of the Information Materials or related offering and marketing materials by the recipients thereof in violation of United States Federal and state securities laws. In addition, you agree to cause all materials containing Information that are to be made available to Public Lenders to be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC,” you shall be deemed to have authorized the Lead Arrangers to treat such materials as information that is not MNPI and to permit such materials to be made available on IntraLinks, the Internet or another similar electronic system designated “Public Lender.” We agree that we will not make any materials that are not marked “PUBLIC” available to Public Lenders.
     You agree that the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel Debevoise & Plimpton LLP a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (“Private Lenders”): (a) administrative materials for prospective lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the Facilities’ terms and

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(c) other materials intended for prospective lenders after the initial distribution of the Confidential Information Memoranda, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Lead Arrangers and/or the Agents will not distribute such materials to Public Lenders without further discussions with you.
     To ensure an orderly and effective syndication of the Debt Financing and the commitments provided herein, you agree that, prior to the earlier of (i) 90 days following the Closing Date and (ii) the later of (A) a “successful syndication” of the Facilities (as defined in the Fee Letter) and (B) the Closing Date, you will not and will not permit any of your affiliates to, and on and prior to the Closing Date, will use commercially reasonable efforts to, and following the Closing Date will, cause the Acquired Business and its subsidiaries not to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of any offering, placement or arrangement of any debt securities or bank financing (other than (x) the Debt Financing and (y) any debt financing by the Acquired Business or any of its subsidiaries permitted pursuant to the Acquisition Agreement) by or on behalf of the Acquired Business or any of its subsidiaries, without the prior written consent of the Lead Arrangers if such debt securities or bank financing would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Debt Financing.
     10. Survival. The provisions of this Commitment Letter relating to the payment of fees and expenses and indemnification and the provisions of Sections 8, 10, 11 and 12 and, if the Closing Date occurs, 2 and 9, will survive the expiration or termination of this Commitment Letter (including any extensions thereof), provided that your obligations under such provisions other than Sections 2 and 9, shall automatically terminate and be superseded by the provisions of the Financing Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.
     11. Choice of Law; Jurisdiction; Waivers. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK. Notwithstanding the preceding sentence and the “Governing Law” provision of each Term Sheet, it is understood and agreed that whether a “Company Material Adverse Effect” has occurred shall be determined pursuant to the law of the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such

14

action or proceeding may be brought, heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any such New York State court or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto agrees that it will not assert any claim, or in any way support any suit action or proceeding, arising out of or relating to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings, or for recognition or enforcement of any judgment, other than in such courts and agrees that all suits, claims, actions or proceedings related to the Transactions, this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions and the financing contemplated under those agreements or undertakings shall be heard and determined only in such courts. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.
     12. Miscellaneous. This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile transmission or other electronic transmission (i.e. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letter may not be amended or waived except by an instrument in writing signed by you and the Lead Arrangers.
     A copy of any communication to the Company at its address set forth on the first page hereof shall also be delivered to:
Providence Equity L.L.C.
9 West 57th Street, Suite 4700
New York, NY 10019
Attention: Christopher C. Ragona
     This Commitment Letter (including the Annexes and Exhibits hereto) and the Fee Letter (including the Exhibit thereto) set forth the entire understanding of the parties hereto as to the scope of the Commitments and their respective obligations relating to the

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Commitments. This Commitment Letter (including the Annexes and Exhibits hereto) amends and restates that certain commitment letter, dated April 13, 2011 (the “Amended and Restated Commitment Letter”), among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America N.A., Goldman Sachs Lending Partners LLC and the Acquisition Corp., which amended and restated that certain commitment letter, dated March 31, 2011 (the “Original Commitment Letter”) among Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Bank of America N.A. and the Acquisition Corp. The Amended and Restated Commitment Letter shall be deemed superseded hereby upon the effectiveness of this Commitment Letter. It is understood and agreed that (i) Citi and BofAML shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date of the Original Commitment Letter and (ii) GSLP shall be entitled to the benefits of the indemnification provisions of this Commitment Letter as if they were in effect on the date of the Amended and Restated Commitment Letter.
          This Commitment Letter has been and is made solely for the benefit of the Company, the Committed Lenders, the Lead Arrangers, the Book Running Managers, the indemnified persons and the respective successors and permitted assigns of the foregoing persons, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity (other than any indemnified persons hereunder) any rights or remedies under or by reason of this Commitment Letter or agreements of the parties contained herein. For the avoidance of doubt, no reference to a non-party to the Commitment Letter herein or in the Fee Letter (including without limitation the shareholders of the Acquired Business and, prior to the Closing Date, the Acquired Business) shall create the implication that it is an intended third party beneficiary, absent an express statement to that effect herein. Any provision of this Commitment Letter (including any Term Sheet attached hereto) that provides for, requires or otherwise contemplates any consent, approval, agreement or determination by any Borrower or Interim Loan Borrower (as defined in the applicable Term Sheet) on or prior to the Closing Date, shall be construed as providing for, requiring or otherwise contemplating consent, approval, agreement or determination by you (unless you otherwise notify the other parties hereto).

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     The Lead Arrangers and the Committed Lenders reserve the right to employ the services of their affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to their affiliates certain fees payable to the Lead Arrangers and the Committed Lenders in such manner as such persons and their affiliates may agree in their sole discretion. You also agree that each of the Committed Lenders may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates (without releasing such Committed Lender from any of its obligations hereunder to the extent otherwise provided herein). You further acknowledge that the Lead Arrangers and the Committed Lenders may share with any of their respective affiliates, and such respective affiliates may share with the Lead Arrangers and the Committed Lenders, any information related to the Transactions, Holding, the Acquired Business, the Sponsor (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby, subject to the confidentiality provisions contained herein.
     You acknowledge that Citi, BofAML and Goldman, Sachs & Co. have been retained by the Borrower and/or its affiliates as the buy-side financial advisor (in such capacity, the “Financial Advisor”) in connection with the Transactions. You agree to any such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and, on the other hand, our relationship with you as described and referred to herein.
     As you know, each Committed Lender together with its respective affiliates is a full service financial firm and as such from time to time may effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. The Banks may have economic interests that conflict with those of you and the Company. You acknowledge and agree that (a) (i) the arranging and other services described herein regarding the Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Banks, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; and (b) in connection with all aspects of each transaction contemplated by this Commitment Letter, (i) each Bank has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you or any of your affiliates and (ii) no Bank has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and any other agreement with you or any of your affiliates.

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     To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter.
     We hereby notify you, the Acquired Business and your and its respective affiliates, that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Committed Lenders may be required to obtain, verify and record information that identifies you, the Acquired Business and your respective affiliates, which information includes the name, address and tax identification number and other customary information regarding them that will allow such Committed Lenders to identify them in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Committed Lenders.
[Signature Pages Follow]

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     If you are in agreement with the foregoing, please sign and return to us the enclosed copy of this Commitment Letter no later than 11:00 p.m., New York time, on the Commitment Expiration Date, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Timothy P. Dilworth
	Name:	Timothy P. Dilworth
	Title:	Managing Director

BANK OF AMERICA, N.A.
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
By:	/s/ John McCusker
	Name:	John McCusker
	Title:	Managing Director

[Signature Page to Commitment Letter]

GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Alexis Maged
	Name:	Alexis Maged
	Title:	Authorized Signatory

[Signature Page to Commitment Letter]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Managing Director

By:	/s/ Rahul Parmar
	Name:	Rahul Parmar
	Title:	Associate

CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Sean Gardner
	Name:	Sean Gardner
	Title:	Director

[Signature Page to Commitment Letter]

Accepted and Agreed to as of
the date first above written:
STERLING MERGER INC.

By:	/s/ Christopher C. Ragona
Name: Christopher C. Ragona
Title: Vice President, Secretary and Treasurer

[Signature Page to Commitment Letter]

ANNEX I
Transaction Description
     Capitalized terms used but not defined in this Annex I are used as defined in the Commitment Letter to which this Annex I is attached (the “Commitment Letter”).
     The Sponsor intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger (together with all exhibits, schedules and other disclosure letters thereto, collectively, the “Acquisition Agreement”) by and among Holding, Acquisition Corp. and the Acquired Business pursuant to which (i) Acquisition Corp. will merge (the “Merger”) with and into the Acquired Business, (ii) certain stockholders and option holders of the Acquired Business (the “Sellers”) will receive cash in exchange for their shares and options in the Acquired Business and (iii) the Acquired Business will become a wholly-owned subsidiary of Holding.
     In connection with the Acquisition, it is intended that:
1.	All third party indebtedness for borrowed money of the Acquired Business and its subsidiaries (other than indebtedness incurred or issued pursuant to the Debt Financing, as defined below) that is outstanding on the Closing Date (“Existing Indebtedness”) will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given), except for (a) any Existing Indebtedness that the Company has requested to be permitted to, and that the Committed Lenders have agreed may, remain outstanding, the material terms and conditions of which are reasonably satisfactory to the Committed Lenders, and, at the Company’s option, any Existing Indebtedness listed in Annex II to the Commitment Letter (any such indebtedness described in this clause (a), “Assumed Indebtedness”) and (b) any capital leases existing on the date of the Original Commitment Letter or permitted to be incurred under the Acquisition Agreement (“Existing Capital Leases”). After giving effect to the Transactions (as defined below), the Company and its subsidiaries shall have no third party indebtedness for borrowed money or preferred stock held by third parties (not including indebtedness incurred or issued pursuant to the Transactions), except for the Assumed Indebtedness and Existing Capital Leases.

2.	In order to finance the Transactions (as defined below), and to provide for the working capital needs and general corporate requirements of the Company and its subsidiaries after giving effect to the Acquisition, it is expected that:

Annex I – Page 1

(i)	(a) The Company and/or (at the Company’s option) one or more direct or indirect wholly-owned domestic subsidiaries of the Acquired Business will obtain a senior secured term loan facility in an aggregate principal amount of up to $875 million (the “Term Facility”).

(b) The Company and/or (at the Company’s option) one or more direct or indirect wholly-owned domestic subsidiaries of the Acquired Business will obtain a senior secured revolving credit facility in an aggregate principal amount of up to $100 million (the “Revolving Credit Facility” and, together with the Term Facility, the “Credit Facilities”).

The Term Facility will be drawn on the Closing Date and, to the extent necessary (x) to fund OID or upfront fees in connection with any of the Facilities (as defined below) or the Notes and (y) in an aggregate amount not to exceed the lesser of (A) $25 million and (B) an amount such that the total leverage ratio (as defined in a manner consistent with the Documentation Principles) of the Company and its restricted subsidiaries after giving effect to the Transactions does not exceed 7.0:1.0 for the period of four fiscal quarters most recently ended prior to the Closing Date for which financial statements have been delivered, the Revolving Credit Facility may be utilized on the Closing Date, in addition to proceeds from the other Financing Transactions, to finance a portion of the Transactions, including any refinancing of existing indebtedness of the Acquired Business and its subsidiaries and the payment of any fees and expenses incurred in connection with the Transactions. In addition, the Revolving Credit Facility may be utilized to issue or rollover letters of credit on the Closing Date.

(ii)	The Company will either (a) issue unsecured fixed rate high yield securities consisting of Senior Notes (the “Notes”), in an aggregate principal amount up to the Maximum Interim Amount (as defined below), (b) borrow up to $415 million (the “Maximum Interim Amount”), pursuant to twelve-month unsecured senior interim loans (the “Interim Loans”) under an interim loan facility (the “Interim Facility” and together with the Credit Facilities, the “Facilities”), which Interim Loans will either be (x) converted into senior unsecured permanent loans or notes (the “Permanent Financing”) or (y) refinanced with the proceeds of an issuance of Permanent Securities (as defined below), or (c) issue and borrow a combination of Notes and Interim Loans for gross cash proceeds in an aggregate principal amount up to the Maximum Interim Amount. “Permanent Securities” shall mean Notes issued to finance the Transactions (as defined below) or refinance the Interim Facility.

Annex I – Page 2

(iii)	Holding will receive, directly or indirectly through one or more parent companies of Holding, a direct or indirect cash common equity investment (which cash common equity investment will represent at least 50% of the Equity Financing) from one or more affiliates of, or funds managed or advised by, the Sponsor and/or any of its affiliates and (if so determined by the Sponsor and so long as the Sponsor retains ownership of at least 51% of the Company) one or more other investors (collectively, “Equity Investors”), in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing shareholders of the Company rolled over or invested in connection with the Transactions (as defined below), at least 30% of the pro forma total capitalization of the Company after giving effect to the Transactions (collectively, the “Equity Financing”).
     The Company and/or one or more of its subsidiaries may (at the Company’s option but subject to the approval of the Lead Arrangers such approval not to be unreasonably withheld) be, or convert into, limited liability companies, in connection with the Transactions or otherwise.
     The Credit Facilities, the Interim Facility and the offering and sale of the Notes or the Permanent Securities, are collectively referred to as the “Debt Financing.” The Debt Financing and the Equity Financing are collectively referred to as the “Financing Transactions.” The Acquisition (including the Merger) and the Financing Transactions, together with all related transactions, are herein referred to as the “Transactions.” The closing date of the Acquisition and the initial funding of the Debt Financing is referred to herein as the “Closing Date.”

Annex I – Page 3

ANNEX II
Debt to Remain Outstanding Following the Acquisition
Pay-in-kind Indebtedness in an aggregate principal initial amount not to exceed $30,000,000 to one or more Equity Investors so long as recourse against the assets of the Company and its subsidiaries is limited to the assets and equity of the Closing Date Unrestricted Subsidiaries (as defined in Exhibit A) and proceeds from the sale thereof (the “Recourse Assets”), it being understood that such indebtedness may be secured by a lien over the Recourse Assets and that it shall not require payment of principal prior to, and in excess of the proceeds from, the sale of the Recourse Assets.

EXHIBIT A
SUMMARY OF TERMS
OF CREDIT FACILITIES
     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the “Commitment Letter”) are used herein as therein defined.

Borrower:	The Company (the “Borrower”).

Facilities:	1. A senior secured term loan facility (the “Term Facility”) in an aggregate principal amount of up to $875 million.

2. A senior secured revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of up to $100 million.

Administrative Agent:	An affiliate of Citigroup Global Markets Inc. (in such capacity, the “Administrative Agent”).

Syndication Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (in such capacity, the “Syndication Agent”).

Documentation Agent or
Co-Documentation Agents:	To be determined by the Borrower in consultation with the Lead Arrangers (in such capacity, the “Documentation Agent” or “Co-Documentation Agent,” as applicable, and, together with the Administrative Agent and Syndication Agent, the “Agents”).

Lead Arranger or
Joint Lead Arrangers:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Lending Partners LLC.

Book Running Manager or Joint Book Running
Managers:	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Lending Partners LLC.

Lenders:	A syndicate of banks, financial institutions and other entities arranged by the Lead Arrangers in consultation with the Company and the Sponsor, reasonably satisfactory to the Company and the Sponsor, such approval not to be unreasonably withheld (but in any event excluding any Disqualified Lender) (the “Lenders”).

Issuing Bank:	Citi or another Lender reasonably satisfactory to the Administrative Agent and the Borrower.

Use of Proceeds:	The loans made pursuant to the Term Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance, in part, the Acquisition and the other Transactions, including the payment of fees and expenses relating thereto.

The loans under the Revolving Credit Facility (the “Revolving Loans”) may be incurred on and after the Closing Date and the proceeds thereof shall be utilized to pay amounts owing to effect the Acquisition and the other Transactions, including the payments of fees and expenses relating thereto, and for working capital, capital expenditures and other general corporate purposes; provided that Revolving Loans may not be incurred on the Closing Date, except (i) to the extent necessary to fund OID or upfront fees in connection with any of the Facilities or the Notes and (ii) for any other purpose in an aggregate amount not to exceed the lesser of (A) $25 million and (B) an amount such that the total leverage ratio (as defined in a manner consistent with the Documentation Principles) of the Company and its restricted subsidiaries after giving effect to the Transactions does not exceed 7.0:1.0 for the period of four fiscal quarters most recently ended prior to the Closing Date for which financial statements have been delivered. A portion to be agreed of the Revolving Credit Facility will be available on and after the Closing Date for the issuance of stand-by letters of credit (“Letters of Credit”) (which may be issued or rolled over on the Closing Date). A portion to be agreed of the Revolving Credit Facility will be made available as a swingline facility.

Letters of Credit:	Maturities for Letters of Credit will not exceed twelve months; provided that Letters of Credit may be automatically renewable thereafter for additional periods of twelve months if agreed by the relevant Issuing Bank and, in any event, shall not extend beyond the fifth business day prior to the Revolving Loan Maturity Date (as defined below) (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of borrowings under the Credit Facilities) within two business days after notice of such drawing is received by the Borrower from the relevant Issuing Bank. To the extent that the Borrower does not reimburse the relevant Issuing Bank within the time period specified above, the Lenders shall be irrevocably obligated to reimburse the relevant Issuing Bank pro rata based upon their respective Revolving Credit Facility commitments.

If any Lender becomes a Defaulting Lender (to be defined in the Credit Facilities Documentation (as defined below) in a mutually agreeable manner) then, so long as no default has occurred and is continuing, the Letter of Credit exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the exposure of such Defaulting Lender, the relevant Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding Letter of Credit.

Swingline Loans:	Under the swingline facility, Citi or another Lender reasonably satisfactory to the Administrative Agent and the Borrower (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed.

Upon notice from the Swingline Lender, the Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Credit Facility.

If any Lender becomes a Defaulting Lender, then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-defaulting Lenders pro rata in accordance with their commitments under the Revolving Credit Facility up to an amount such that the revolving credit exposure of such non-defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-defaulting Lenders. Any such swingline loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis.

Maturity:	The final maturity of the Term Loans shall be seven years from the Closing Date (the “Term Loan Maturity Date”) provided that the Credit Facilities Documentation (as defined below) shall provide the right for individual Lenders to agree to extend the maturity date of their Term Loans outstanding under the Term Facility upon the request of the Company and without the consent of any other Lender so long as such extension is offered to all lenders on customary terms.

The final maturity of the Revolving Credit Facility shall be five years from the Closing Date (the “Revolving Loan Maturity Date”) provided that the Credit Facilities Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their revolving commitments upon the request of the Company and without the consent of any other Lender so long as such extension is offered to all Lenders on customary terms.

Amortization of Term Loans:	The Term Loans shall amortize in equal nominal quarterly installments (not exceeding one percent of the original aggregate principal amount thereof per annum) until the Term Loan Maturity Date, with the remainder due on the Term Loan Maturity Date.

Incremental Facility:	The Borrower shall be entitled to request additional (i) term loans under the Term Facility or under a new term loan facility to be included in the Term Facility (the “Additional Term Loans”) and/or (ii) additional revolving credit commitments under the Revolving Credit Facility or under a new revolving credit facility to be included in the Revolving Credit Facility (the “Additional Revolving Commitments”; the Additional Term Loans and Additional Revolving Commitments are collectively referred to as “Incremental Credit Facilities”) in an aggregate principal amount of up to (a) $250.0 million, $100.0 million of which may be available for additional revolving commitments plus (b) an additional amount, in the case of any Additional Term Loans, if, after giving effect to such additional amount (and assuming all Additional Revolving Commitments under any such Incremental Credit Facility were fully drawn), the net senior secured leverage ratio (as defined in a manner consistent with the Documentation Principles) (calculated net of unrestricted cash or cash equivalents of the Borrower and its restricted subsidiaries whether or not such cash is held in a pledged account, excluding for purposes of such netting, the cash proceeds of such additional term loans) (the “Net Senior Secured Leverage Ratio”) of the Company and its restricted subsidiaries (on a pro forma basis) does not exceed 4.50:1.00; provided (i) the Incremental Credit Facilities will have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the Credit Facilities, (ii) no Lender will be required to provide any such Incremental Credit Facility, (iii) no event of default or default exists or would exist after giving effect thereto, (iv) the maturity date of the Additional Term Loans shall be no earlier than 91 days after the maturity date of the Term Loans, and the average life to maturity of the Additional Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans, (v) the maturity date of such Additional Revolving Commitments shall be no earlier than 91 days after the maturity date of the Revolving Credit Facility, (vi) the interest rate margins applicable to the Additional Term Loans and/or the Additional Revolving Commitment shall be determined by the Borrower and the lenders thereunder; provided that, prior to the second anniversary of the Closing Date, in the event that the interest rate margins for any Additional Term Loans or Additional Revolving Commitments are higher than the interest rate margins for the Term Loans (in the case of Additional Term Loans) or the Revolving Credit Facility (in the case of Additional Revolving Commitments) by more than (in either case) 50 basis points, then the interest rate margins for the Term Loans or Revolving Commitments, as the case may be, shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Additional Term Loans or Additional Revolving Commitments, as the case may be, minus 50 basis points; provided further that, in determining the interest rate margins applicable to the Additional Term Loans and the Term Loans or the Additional Revolving Commitments and the Revolving Credit Facility (x) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term Loans or the Revolving Credit Facility or to one or more arrangers (or their affiliates) of any Additional Term Loans or Additional Revolving Commitments shall be excluded, (y) if the Incremental Credit Facilities include an interest rate floor greater than the applicable interest rate floor under the existing Credit Facilities, such differential between interest rate floors shall be equated to the applicable interest rate margin for purposes of determining whether an increase to the interest rate margin under the existing Credit Facilities shall be required, to the extent an increase in the interest rate floor in the existing Credit Facilities would cause an increase in the interest rate then in effect thereunder, and in such case the interest rate floor (but not the interest rate margin) applicable to the existing Credit Facilities shall be increased to the extent of such differential between interest rate floors and (z) OID and upfront fees paid to the lenders thereunder shall be included (with OID being equated to interest based on assumed four-year life to maturity), (vii) the representations and warranties in the Credit Facilities Documentation shall be true and correct on and as of the date of the incurrence of the Incremental Credit Facilities (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such incurrence, as though made on and as of such dates and (viii) the other terms and documentation in the respect thereof, to the extent not consistent with the Term Loans or the Revolving Credit Facility, as the case may be, shall otherwise be reasonably satisfactory to the Administrative Agent. The terms of the definitive Financing Documentation governing the Credit Facilities (the “Credit Facilities Documentation”) will require each Lender to agree to enter into any amendment required to incorporate the provisions of any Incremental Credit Facility made available after the Closing Date (or will permit the Credit Facilities Documentation to be so amended without such Lender’s consent), so long as the purpose of such amendment is solely to incorporate the appropriate provisions for such Incremental Credit Facility in the Credit Facilities Documentation. The proceeds of any Incremental Credit Facility may be used by the Borrower and its restricted subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments.

Refinancing Credit Facilities:	The Credit Facilities Documentation will permit the Borrower to refinance Term Loans or commitments under the Revolving Credit Facility from time to time, in whole or part, with one or more new term loan facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility” and, collectively with the Refinancing Term Facilities, the “Refinancing Credit Facilities”), respectively, under the Credit Facilities Documentation with the consent of the Administrative Agent and the institutions providing such Refinancing Credit Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Credit Facilities or junior lien secured notes or loans that will be secured on a subordinated basis to the Credit Facilities and to the obligations under any senior secured notes (any such notes or loans, “Refinancing Notes”); provided that (i)

any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of the loans or commitments being refinanced, or (in the case of a refinancing of Term Loans) have a shorter weighted average life than such Term Loans being refinanced, (ii) any Refinancing Revolving Facility does not mature prior to the maturity date of the loans or commitments being refinanced, (iii) the other terms and conditions of such Refinancing Credit Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable (as reasonably determined by the Company) to the investors providing such Refinancing Credit Facility or Refinancing Notes, as applicable, than, those applicable to the Term Loans or revolving commitments being refinanced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Term Loans and revolving commitments existing at the time of such refinancing), (iv) on the date of incurrence of thereof, the Administrative Agent shall enter into a customary intercreditor agreement with the agent, trustee or other representative of any such Refinancing Notes the material terms of which shall be reasonably acceptable to the Lead Arrangers and the Company and shall be set forth in a schedule to the Credit Facilities Documentation and (v) the aggregate principal amount of any such refinancing indebtedness does not exceed the aggregate principal amount of debt or commitments being refinanced (plus fees, underwriting discounts, premiums and other costs and expenses incurred in connection therewith).

Required Lenders:	Lenders having aggregate commitments and/or outstandings under the Credit Facilities in excess of 50% of the combined aggregate commitments and/or outstandings of all Lenders under the Credit Facilities (the “Required Lenders”) except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees, (C) extensions of scheduled amortization payments or final maturity; provided that with respect to extensions of the final maturity of the Credit Facilities,

100% of the Lenders under the Revolving Facility and/or Term Facility, as applicable, shall be offered the opportunity to extend the final maturity and (D) modifications to the pro rata sharing or payment provisions (including, for the avoidance of doubt, the “waterfall” provisions), (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, and (iii) customary protections for the Administrative Agent, the Issuing Banks and the Swingline Lender will be provided. Defaulting Lenders shall not be included in the calculation of Required Lenders. Notwithstanding the foregoing, amendments and waivers of the Financial Covenant or its component definitions to the extent used for calculating the Financial Covenant will require only the approval of Lenders holding more than 50% of the aggregate amount of Loans and commitments under the Revolving Credit Facility and no Term Lender shall have a consent right with respect to such matters.

The Credit Facilities Documentation shall include customary provisions that shall allow the Borrower to cause the assignment of the loans and commitments of any Lender that refuses to execute any amendment, waiver or consent that requires the approval of each affected Lender or 100% of the Lenders so long as Lenders holdings at least 50.1% of the aggregate amount of the loans and commitments shall have consented thereto, upon notice to such Lender, subject to other customary terms and conditions. The Credit Facilities Documentation shall also contain customary provisions for replacing Defaulting Lenders.

Guarantees:	The direct parent of the Company (such parent, the “Parent Guarantor”), and each direct and indirect U.S. subsidiary of the Company (it being understood that a U.S. subsidiary that has no material assets other than equity or indebtedness of non-U.S. subsidiaries of the Company (a “Foreign Subsidiary Holding Company”) will be deemed a non-U.S. subsidiary for purposes of this provision), other than any such subsidiary (v) that is a subsidiary of a non-U.S. subsidiary of the Company), (w)

that is an unrestricted subsidiary, (x) that is below a materiality threshold (individually and when combined with all other subsidiaries excluded pursuant to this clause (x)) to be agreed, (y) that is not permitted by law, regulation or contract to provide such guarantee, or would require governmental (including regulatory) consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or (z) that is a special purpose entity, shall be required to provide a guarantee (such guarantees collectively, the “Guarantees,” and such guarantors collectively, the “Guarantors”) of all amounts owing by the Borrower under the Credit Facilities and all obligations under interest rate protection or other hedging arrangements or cash management arrangements entered into by the Borrower with any entity that was, at the time of execution and delivery of such arrangements, any Agent, any Lead Arranger, any Lender or any affiliate of any of the foregoing (“Hedging Cash Management Arrangements”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost or other consequences (including tax consequences) of providing such a Guarantee is excessive in relation to the value afforded thereby.

Security:	All amounts owing by the Borrower under the Credit Facilities and any Hedging/Cash Management Arrangements (and all obligations of the Guarantors under the Guarantees) will be secured by (subject to permitted liens) (x) a perfected first priority security interest in all capital stock of the Company, all capital stock of all U.S. subsidiaries (other than the Closing Date Unrestricted Subsidiaries) owned by the Company and the Guarantors and 65% of each series of outstanding capital stock of any non-U.S. subsidiary held directly by the Borrower or any Guarantor (it being understood that a Foreign Subsidiary Holding Company will be deemed a non-U.S. subsidiary for purposes of this provision), and (y) a perfected first priority security interest in substantially all other tangible and intangible assets

(including, without limitation, receivables, contract rights, securities, patents, trademarks, copyrights, other intellectual property, inventory, equipment and material owned real property (with all required mortgages being permitted to be delivered post-closing)) owned by the Borrower and each Guarantor, in each case, to the extent permitted by applicable law and except for (i) cash (except to the extent consisting of proceeds perfected by filing a UCC-1 Financing Statement), leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), motor vehicles and other assets subject to certificates of title, foreign intellectual property, letter of credit rights with a value less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed, (ii) equity interest in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents, (iii) assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Company and with the written consent of the Administrative Agent (such consent not to be unreasonably withheld), (iv) to the extent prohibited by applicable law or regulation and (v) those assets as to which the Company and the Administrative Agent shall reasonably determine in writing that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby, and further subject (in each case under the preceding clauses (x) and (y)) to other exceptions consistent with the Documentation Principles or reasonably satisfactory to the Lead Arrangers and the Company (the “Collateral”). Control agreements and perfection by “control” shall not be required with respect to any Collateral (including deposit accounts, securities accounts, commodities accounts, letter of credit rights, etc.) other than certificated equity interests of the U.S. restricted subsidiaries and promissory notes evidencing debt in a principal amount in excess of an amount to be agreed; perfection by possession will not be required with respect to cash; and no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. (including any foreign intellectual property) or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction). The Company shall, in addition to other requirements with respect to perfection of the security interests in Collateral, (i) deliver to the Collateral Agent notification and consent forms duly executed by it (“Consent Forms”) with respect to all U.S. federal governmental contracts (with exceptions for (x) contracts with a duration of less than one year, (y) contracts that generate less than an amount of revenue to be agreed and (z) limitations of applicable law and regulations, which Consent Forms comply with the relevant provisions of the Assignment of Claims Act), and (ii) after an Event of Default, promptly file such forms with relevant agencies and use commercially reasonable efforts to cause all such Consent Forms to be executed by the relevant agency or agencies and returned to the Collateral Agent; provided that obtaining of such executed Consent Forms shall not be a condition to closing.

The Credit Facilities Documentation will provide for customary intercreditor arrangements that will allow (at the Company’s option) for additional debt that is permitted to be incurred and secured under the Credit Facilities Documentation to share ratably in the collateral securing the Credit Facilities on (at the Company’s option) a first priority basis pari passu with the Credit Facilities or on a second priority basis. The material terms of such intercreditor arrangements shall be reasonably acceptable to the Lead Arrangers and the Company and shall be set forth in a Schedule to the Credit Facilities Documentation.

It is understood that assets of the Borrower will secure obligations of the Borrower, and assets of a Guarantor will secure obligations of such Guarantor.

All the above-described pledges, security interests and mortgages shall be on terms, and pursuant to documentation, consistent with the Documentation Principles.

Voluntary Prepayments and Optional Commitment Reductions:	Voluntary prepayments may be made at any time without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Euro Rate Loans (as defined below) made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs. Voluntary prepayments of Term Loans shall be applied as the Borrower directs.

The unutilized portion of the total commitments under the Revolving Credit Facility may be reduced or terminated by the Company without penalty in minimum amounts to be agreed.

The Credit Facilities Documentation will permit optional prepayments of the Term Loans at discounts to par, so long as (i) any offer to prepay such Term Loans shall have been made to all applicable Lenders pro rata (with buyback mechanics to be agreed, including buybacks pursuant to modified Dutch auctions), (ii) no borrowings under the Revolving Credit Facility are made to fund such purchase, (iii) no default or event of default has occurred and is continuing and (iv) such loans are cancelled.

Mandatory Prepayments:	Mandatory repayments of Term Loans shall be required from:
(a)	100% of the net proceeds received from specified, non-ordinary course sales or other dispositions of assets (including insurance and condemnation proceeds) of the Borrower or any restricted subsidiary after the Closing Date excluding amounts reinvested or committed to be reinvested in the business of the Borrower and its restricted subsidiaries within 12 months of the applicable sale or other disposition (and if committed pursuant to a binding contract to be reinvested, such proceeds are actually reinvested within 180 days after such commitment) (provided that sales or other dispositions of assets by the Borrower or any guarantor shall be reinvested in assets of the Borrower or a guarantor) and subject to other exceptions (including sales or other dispositions generating net cash proceeds not to exceed amounts to be agreed per sale and in any fiscal year) consistent with the Documentation Principles;

(b)	100% of the net proceeds received by any Borrower or any restricted subsidiary from its issuance of specified debt after the Closing Date, and in any event excluding debt used to prepay debt under the Interim Facility and any other debt not prohibited under the Credit Facilities Documentation, unless such debt is permitted only on the basis of a prepayment; and

(c)	50% of annual excess cash flow (as defined in a manner consistent with the Documentation Principles) of the Borrower and its subsidiaries, commencing with the fiscal year ended June 30, 2012 if the Closing Date occurs on or prior to September 30, 2011 and commencing with the fiscal year ended June 30, 2013, if otherwise; provided, that, so long as the Borrower has demonstrated (at the time of the respective payment) compliance with a Net Senior Secured Leverage Ratio to be agreed, the percentage of such annual excess cash flow required to be repaid shall step down to 25% and 0%; provided, further, that any voluntary prepayment of loans (including Term Loans, Additional Term Loans and Revolving Loans or pursuant to any Additional Revolving Commitment (to the extent commitments are permanently reduced by the amount of such prepayments)) made on or before the date any excess cash flow prepayment is due (including any such voluntary prepayment made during the first fiscal quarter but on or prior to the date such excess cash flow prepayment is due) other than prepayments funded with proceeds of incurrences of long-term indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis (without duplication of amounts previously credited).

Mandatory prepayments pursuant to clauses (a) and (c) above and, at the Borrower’s option, clause (b) above may be waived by a Lender and upon such waiver the amount of such waived prepayment (the “Declined Amount”) may be retained by the Borrower. All mandatory repayments of Term Loans not waived by a Lender shall be applied to reduce future scheduled amortization payments of the respective Term Loans being repaid as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

The Revolving Loans shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Credit Facility.

Interest Rates:	At the Borrower’s option, loans may be maintained from time to time as (x) “Euro Rate Loans,” which shall bear interest at LIBOR (adjusted for maximum reserves) for the respective interest period plus the Applicable Margin (as defined below) as in effect from time to time and (y) “Base Rate Loans,” which shall bear interest at the Base Rate (as defined below) as in effect from time to time plus the Applicable Margin as in effect from time to time.

The Borrower may elect whether borrowings will be Base Rate borrowings or 1-, 2-, 3- or 6-month borrowings of Euro Rate Loans (or, if agreed to by all relevant Lenders, 1-week or 9- or 12-month borrowings).

“Applicable Margin” shall mean (i) with respect to Term Loans, a percentage per annum equal to (x) in the case of Base Rate Loans, 2.25% per annum and (y) in the case of Euro Rate Loans, 3.25% per annum and (ii) with respect to Revolving Loans, a percentage per annum equal to (x) in the case of Base Rate Loans, 2.25% per annum and (y) in the case of Euro Rate Loans, 3.25% per annum. The Applicable Margin on the Revolving Loans shall be subject to a step-down to be agreed (but, in any event, not commencing until the delivery of the Company’s financial statements in respect of its first full fiscal quarter ending after the Closing Date) based on meeting a Net Senior Secured Leverage Ratio to be agreed.

“Base Rate” shall mean the highest of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate and (z) the one-month adjusted LIBOR rate plus 1.0% per annum.

Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Euro Rate Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Term Loans and at maturity. All interest on Base Rate Loans (other than any based on prime rate) and Euro Rate Loans shall be based on a 360-day year, and all interest on prime rate-based Base Rate Loans, commitment fees and any other fees shall be based on a 365- or 366-day year and actual days elapsed.

There shall be a minimum adjusted LIBOR (i.e. LIBOR adjusted for maximum reserves prior to adding any Applicable Margin thereto) requirement for Term Loans of 1.25% per annum.

Default Interest:	Overdue principal and interest shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by (in the case of such principal) such borrowings or (in the case of such interest) the borrowings to which such overdue amount relates. Other amounts overdue shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then applicable to Base Rate Loans. Such interest shall be payable on demand.

Commitment Fee:	Commitment fees shall be payable at a rate equal to 0.50% per annum on the unutilized commitments of each Lender (other than any Defaulting Lender) under the Revolving Credit Facility as in effect from time to time, commencing on the date of the effectiveness of the Revolving Credit Facility to and including the termination of the Revolving Credit Facility, payable quarterly in arrears and upon such termination of the commitments under the Revolving Credit Facility. Swingline loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Credit Facility.

Letter of Credit Fees:	A letter of credit fee equal to the Applicable Margin for Revolving Loans maintained as Euro Rate Loans on the outstanding stated amount of Letters of Credit (the “Letter of Credit Fee”) to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective Letter of Credit (with exceptions for Defaulting Lenders) and a facing fee of 1/8 of 1% per annum (the “Facing Fee”) to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent Lender Fees:	The Administrative Agent, the Lead Arrangers and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	The following conditions precedent (to be satisfied prior to or substantially concurrently with the funding of the initial borrowing), shall apply to extensions of credit under the Credit Facility (in the case of the initial borrowing, subject to the provisions of Section 4 of the Commitment Letter).

The Credit Facilities Documentation shall not contain any conditions precedent other than the conditions set forth below or in Exhibit C to the Commitment Letter.
A. To the Initial Extensions of Credit:
(i)	The initial borrowing under the Credit Facilities will be subject to the applicable conditions precedent set forth in Exhibit C to the Commitment Letter.

(ii)	The Specified Representations shall be true and correct in all material respects on and as of the date of the borrowing (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

(iii)	The Administrative Agent shall have received a notice of borrowing.
The foregoing conditions precedent are subject to and limited and qualified by Section 4 of the Commitment Letter.
B. To Extensions of Credit After the Closing Date:
(i)	All representations and warranties shall be true and correct in all material respects on and as of the date of the borrowing (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

(ii)	No event of default under the Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the Credit Facilities, shall have occurred and be continuing, or would result from such borrowing after giving effect thereto on such date.

(iii)	The Administrative Agent shall have received a notice of borrowing.

Representations and Warranties:	Limited to the following, and in each case (including as to exceptions and qualifications) consistent with the Documentation Principles: financial statements

(including projections, pro forma financial statements and undisclosed liabilities); corporate existence and good standing; compliance with laws; corporate power and authority; authorization, execution, delivery and enforceability of Credit Facilities Documentation; no conflict with law, charter documents or contractual obligations; no material litigation or proceedings; no material adverse change (after the Closing Date); no default (after the Closing Date); ownership of real property; absence of liens on certain assets and property other than permitted liens; intellectual property; taxes; governmental regulation (including Federal Reserve and margin regulations); ERISA; Investment Company Act; insurance; ownership of subsidiaries; environmental matters; solvency on the Closing Date of the Company and its subsidiaries on a consolidated basis; labor matters; accuracy of disclosure to the Closing Date; creation, validity, perfection and priority of security interests; use of proceeds; and Patriot Act/Know-Your-Customer.

The foregoing representations shall apply to the Company and its restricted subsidiaries, and (except with respect to financial statements, corporate existence, corporate power and authority to enter into the Credit Facilities Documentation; Patriot Act/Know-Your-Customer; use of proceeds; enforceability of Credit Facilities Documentation, Investment Company Act, solvency on the Closing Date, no default under the Credit Facilities Documentation, accuracy of disclosure to the Closing Date and creation, validity, perfection and priority of security interests) will be subject to exceptions that would not reasonably be expected to have a material adverse effect (to be defined under the Credit Facilities Documentation, in a manner consistent with the Documentation Principles).

The foregoing is subject to and limited and qualified by Section 4 of the Commitment Letter.

Covenants:	Limited to the following covenants applicable to the Company and its restricted subsidiaries:
(i)	Limitations on indebtedness (defined in a manner consistent with the Documentation Principles)

(which shall permit, among other things, (i) the indebtedness under the Credit Facilities (including Additional Term Loans and indebtedness under Additional Revolving Commitments), (ii) the indebtedness under the Interim Facility, the Notes and any Permanent Financing, and in each case any permitted refinancing thereof (in whole or in part), (iii) non-speculative hedging arrangements entered into in the ordinary course of business, (iv) capital leases and certain other indebtedness existing on the Closing Date, (v) any secured or unsecured notes issued in lieu of the Additional Term Loans or loans made pursuant to the Additional Revolving Commitments (so long as the applicable conditions to incurring such Additional Term Loans or Additional Revolving Commitments would have been satisfied; it being understood that (i) any indebtedness incurred pursuant to this clause (v) shall be treated as secured indebtedness for purposes of calculating the Net Senior Secured Leverage Ratio and (ii) the Credit Facilities shall not be subject to any “most favored nation” pricing adjustment as a result of the issuance of any such notes), (vi) Refinancing Credit Facilities and/or Refinancing Notes, and (vii) additional unsecured indebtedness of Loan Parties so long as the net total leverage ratio (as defined in a manner consistent with the Documentation Principles) (calculated net of unrestricted cash or cash equivalents of the Borrower and its restricted subsidiaries whether or not such cash is held in a pledged account, excluding for purposes of any netting, the cash proceeds of such additional indebtedness) (the “Net Total Leverage Ratio”) of the Company and its restricted subsidiaries (on a pro forma basis) does not exceed 6.75:1.00, so long as (i) the maturity date of such indebtedness is after the final maturity with respect to the Credit Facilities (including after giving effect to any extension amendments) at the time of such incurrence and (ii) the covenants with respect to such indebtedness are no more restrictive taken as a whole than those of the Credit Facilities. Notwithstanding the foregoing, the aggregate principal amount of all indebtedness incurred by non-guarantors shall not exceed an amount to be agreed.

(ii)	Limitations on dividends and distributions on the Borrower’s or any subsidiary’s equity (with exceptions to include, among other things, (x) customary permitted distributions in respect of certain taxes to be agreed or (y) subject to an aggregate cap to be agreed to pay legal, accounting and other ordinary course operational expenses of any such parent and (z) pro rata distributions by subsidiaries and distributions to the Borrower).

(iii)	Limitations on investments (which shall permit, among other things, intercompany investments in an amount to be agreed and reorganizations and other activities related to tax planning and re-organization so long as (after giving effect to such reorganizations and other activities) the security interest of the Lenders in the Collateral, taken as a whole, is not materially impaired); and acquisitions (which shall be permitted on the terms set forth in the third succeeding paragraph)).

(iv)	Limitations on prepayments or redemptions of the Notes and subordinated indebtedness (it being understood that the only exceptions for purposes of redeeming subordinated indebtedness shall be the Available Amount Basket, the Available Excluded Contribution Amount Basket and a customary refinancing exception with respect thereto (with any such refinancing indebtedness to be subordinated to the Credit Facilities to at least the extent of the indebtedness so refinanced).

(v)	Limitations on amendments of the Notes and the related indentures or the Financing Documentation for the Interim Facility and subordinated indebtedness in a manner materially adverse to the Lenders.

(vi)	Limitations on transactions with affiliates.

(vii)	Limitations on asset sales (which shall be permitted on the terms set forth in the second succeeding paragraph), mergers, consolidations and sales of all or substantially all assets.

(viii)	Limitations on liens (which shall permit, among other things, liens securing (i) subject to the Borrower’s consent, the Interim Facility, the Permanent Financing and/or the Notes, (ii) any secured notes issued in lieu of Additional Term Loans or loans made pursuant to any Additional Revolving Commitments, (iii) Refinancing Credit Facilities and/or Refinancing Notes) and (iv) additional indebtedness secured on a junior basis in an amount not to exceed $75 million.

(ix)	Limitations on negative pledge clauses.

(x)	Restrictions on changes in line of business.

(xi)	Limitations on restrictions on distributions, advances and asset transfers by restricted subsidiaries that are not guarantors.

(xii)	Restrictions on changes to charter documents in a manner materially adverse to the Lenders.

(xiii)	Maintenance of existence and maintenance of necessary properties, taken as a whole (except with respect to the maintenance of existence of the Borrower, with exceptions to include any failure to comply if no material adverse effect results).

(xiv)	Adequate insurance coverage (for the avoidance of doubt there shall be no obligation to cause any insurance policy to provide that it may not be cancelled or changed except upon notice to the Administrative Agent, but efforts to give such notice may be required).

(xv)	Financial reporting (consisting solely of (i) quarterly financial statements (due 5 business days after the 45th day following the end of the relevant quarter), (ii) annual unqualified audited financial statements (due 5 business days after the 90th day following the end of the relevant fiscal year), in each case in clauses (i) and (ii) certified by the Borrower as being complete and correct in all material respects and accompanied by management discussion and analysis and, in the case of clause

(ii) accompanied by customary accountant’s letters and opinions, (iii) concurrently with the delivery of such financial statements a certificate of the Borrower certifying as to continuing defaults or events of default and (iv) annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements)), with the filing of financial statements with the SEC to satisfy any requirement to deliver such financial statements to the Administrative Agent and/or the Lenders; (v) information required under the Patriot Act; (vi) notice of default and of material environmental or ERISA-related matters and material litigation and proceedings and visitation and inspection rights; right to request information (it being understood that there shall be no standing obligation to deliver to the Administrative Agent (x) any communications with security holders other than those sent to public security holders, (y) any materials filed with any governmental authority or securities exchange or analogous entity other than financial statements, registration statements and periodic reports filed with the SEC and any successor governmental authority or (z) any press releases or other statements made to the public).

(xvi)	Compliance with laws, including environmental and ERISA (with exceptions to include any failure to comply if no material adverse effect results).

(xvii)	Payment of taxes and other liabilities (with exceptions to include any failure to comply if no material adverse effect results).

(xviii)	Keeping of proper books in accordance with GAAP.

(xix)	The obtaining, within 120 days following the Closing Date (or such later date agreed by the Administrative Agent) of interest rate protection so that for a period ending not less than two years after the Closing Date no less than 50% of the indebtedness for borrowed money of the Company and its restricted subsidiaries as of the Closing Date either (x) bears interest at a fixed rate or (y) is subject to such interest rate protection. (xx) Use of proceeds.

(xxi)	After-acquired subsidiary guarantors.

(xxii)	Use of commercially reasonable efforts to maintain ratings.

(xxiii)	Further assurances with respect to security interests in after-acquired property.

The covenants will be subject to exceptions, qualifications and “baskets” to be set forth in the Credit Facilities Documentation that are consistent with the Documentation Principles and shall include an Available Amount Basket. The “Available Amount Basket” means, without duplication, a cumulative amount equal to (a) $75 million plus (b) the retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to prepay the Term Loans, exclusive of any amounts attributable to trapped cash, provided that the retained portion of excess cash flow for any fiscal year shall not be less than zero), plus (c) the proceeds of new public or private equity issuances of the Borrower (other than Excluded Contributions and Specified Equity Contributions), plus (d) capital contributions to the Borrower (other than Excluded Contributions and Specified Equity Contributions), plus (e) debt and disqualified stock issued after the Closing Date that have been exchanged or converted into equity, together with the fair value of any property received upon such exchange or conversion, plus (f) the net proceeds of sales of investments made using the Available Amount Basket, plus (g) returns, profits, distributions and similar amounts received on investments made using the Available Amount Basket (up to the amount of the original investment), plus (h) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary to the extent made using the Available Amount Basket (up to the amount of the original investment) that has been redesignated as a restricted subsidiary or that has been merged or consolidated into the Borrower or any of its restricted subsidiaries or the fair market value of the assets of any unrestricted subsidiary that have been transferred to the Borrower or any of its restricted subsidiaries. The Available Amount Basket may be used for, among other things, certain investments, restricted payments and the prepayment or redemption of the Notes and specified subordinated indebtedness. The availability of the Available Amount Basket will be subject to the absence of any continuing event of default and, in the case of any restricted payment or prohibited debt repurchases, the absence of any continuing default or event of default and pro forma compliance with the financial covenant then in effect for funding the Revolving Credit Facility. The covenants shall also include an Available Excluded Contribution Amount Basket.

The “Available Excluded Contribution Amount Basket” means a cumulative amount equal to the net proceeds or fair market value of property or assets (including cash) received by the Borrower as a capital contribution or from new public or private equity issuances of the Borrower, in each case to the extent designated an excluded contribution (an “Excluded Contribution”) by the Borrower (excluding Specified Equity Contributions). The Available Excluded Contribution Amount Basket may be used, within six (6) months of the relevant contribution date, for, among other things, certain investments, restricted payments and the prepayment or redemption of the Notes, subject to the absence of a default or event of default existing when such contribution is made or if a default or event of default would result from any such action. The Credit Facilities Documentation will not include any other “general” restricted payment basket.

The Company or any restricted subsidiary will be permitted to dispose of or sell any of its assets on an unlimited basis for fair market value so long as (a) at least 75% of the consideration for asset sales in excess of an amount to be agreed consists of cash (subject to exceptions to the cash consideration requirement to be set forth in the Credit Facilities Documentation that are consistent with the Documentation Principles), (b) such asset sale is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof and (c) no event of default exists or would result therefrom.

The Company or any restricted subsidiary will be permitted to (1) make acquisitions, including acquisitions of a majority of the common equity interests of any entity (each, a “Permitted Acquisition”), so long as (a) there is no default or event of default after giving pro forma effect to such acquisition, (b) the Company would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition, with the financial covenant required to borrow under the Revolving Credit Facility, (c) the acquired company or assets are in the same or a generally related line of business as the Company and its subsidiaries and (d) to the extent provided and subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) that are U.S. entities and become subsidiaries of the Company will become Guarantors and pledge their Collateral to the Administrative Agent; provided that acquisitions of entities not becoming guarantors will be limited in the aggregate to the greater of $50 million and a corresponding percentage of EBITDA; and (2) assume indebtedness in connection with any Permitted Acquisition so long as (i) if such indebtedness is unsecured, the Net Total Leverage Ratio of the Company and its restricted subsidiaries (on a pro forma basis) does not exceed 6.75:1.00 or the Net Total Leverage Ratio of the Company and its restricted subsidiaries (on a pro forma basis) after giving effect to such Permitted Acquisition is improved and (ii) if such indebtedness is secured, the Company (on a pro forma basis) is in compliance with the Net Senior Secured Leverage Ratio then in effect for funding the Revolving Credit Facility.

The Borrower or any restricted subsidiary will be permitted to make a dividend, other distribution or payment, without being subject to the asset sale covenant or mandatory prepayment provisions of the Credit Facilities Documentation, in an amount not to exceed the cash proceeds received from the sale of the Closing Date

Unrestricted Subsidiaries (as defined below), subject to a cap of $35 million.

Financial Covenant Solely for the Revolving Credit Facility:	Borrowings under the Revolving Credit Facility will not be permitted if the Net Senior Secured Leverage Ratio (determined on a pro forma basis giving effect to such borrowing and other customary pro forma events) is in excess of a level to be determined (but in any event with a cushion of 30% to the financial model provided by the Sponsor to Citi on January 24, 2011 and to BofAML on February 1, 2011) (subject to equity cure rights as set forth below) for the most recent period of four consecutive fiscal quarters for which financial statements are available.

In addition, when there exists any outstanding loan or Letter of Credit (drawn or undrawn) under the Revolving Credit Facility, the Borrower will be required to maintain a Net Senior Secured Leverage Ratio (determined on a pro forma basis giving effect to such borrowing and other customary pro forma events) at levels to be determined (but in any event with a cushion of 30% to the financial model provided by the Sponsor to Citi on January 24, 2011 and to BofAML on February 1, 2011) (subject to equity cure rights as set forth below) for the most recent period of four consecutive fiscal quarters for which financial statements are available.

The financial covenant will be tested quarterly and at the time of each borrowing or issuance of letters of credit under the Revolving Credit Facility with respect to the Borrower and its restricted subsidiaries on a consolidated basis.

For purposes of determining compliance with the above financial covenant, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter and designated on the date of such contribution as a “Specified Equity Contribution” will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with the financial covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) no more than five (5) Specified Equity Contributions may be made during the term of the Credit Facilities, (c) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial covenant, (d) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, any financial ratio based conditions and any baskets with respect to the covenants contained in the Credit Facilities Documentation and shall be disregarded for purposes of calculating excess cash flow and (e) any reduction in indebtedness with the proceeds of any Specified Equity Contribution shall be ignored for purposes of determining compliance with the financial covenant on a pro forma basis at the end of such current fiscal quarter; provided, however, that such reduction in indebtedness may be given effect in determining compliance with the financial covenant in subsequent fiscal quarters.

Unrestricted Subsidiaries:	The Credit Facilities Documentation will contain provisions pursuant to which, subject to limitations on investments, the Company will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or redesignation, no default or event of default exists or would result therefrom and the Borrower is in pro forma compliance with the Net Senior Secured Leverage Ratio then in effect for funding the Revolving Credit Facility. The designation of any subsidiary as an “unrestricted subsidiary” shall constitute an investment for purposes of the investment covenant in the Credit Facilities Documentation. Thereafter, none of the unrestricted subsidiaries, the sale of any equity interests therein or any assets thereof or the proceeds of any such sale will be subject to the mandatory prepayment, representations and warranties, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation, and the unrestricted subsidiaries will not provide Guarantees or grant security interests to secure obligations thereunder. The results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating certain financial measures contained in the Credit Facilities Documentation. The results of operations and indebtedness of any unrestricted subsidiary that is redesignated as a restricted subsidiary will be taken into account for purposes of such calculations. As of the Closing Date, there shall be no Unrestricted Subsidiaries other than two such subsidiaries previously identified to the Lead Arrangers (the “Closing Date Unrestricted Subsidiaries”).

Parent Guarantor, Parent Entities:	The Parent Guarantor will be subject to restrictions on its conduct of business or operations (including restrictions on incurrence of indebtedness which, for the avoidance of doubt, shall not restrict its guarantee of indebtedness permitted to be incurred under the Credit Facilities Documentation) consistent with the Documentation Principles under the guarantee agreement to which it is a party; provided that the Parent Guarantor shall be permitted to incur a de minimis amount of indebtedness.

The Parent Guarantor will be permitted to become the subsidiary of a new parent entity, provided that (i) immediately before the Parent Guarantor first becomes a subsidiary of such person, such person is a direct or indirect wholly owned subsidiary of the Parent Guarantor, and the Parent Guarantor becomes a subsidiary of such person pursuant to a merger of another subsidiary with the Parent Guarantor in which the voting stock of the Parent Guarantor is exchanged for or converted into voting stock of such surviving person (or the right to receive such voting stock) or (ii) immediately after the Parent Guarantor first becomes a wholly owned subsidiary of such person, permitted holders directly or indirectly own the requisite percentage of the voting stock of such person as is necessary to ensure that a Change of Control has not taken place.

The Parent Guarantor will also be permitted to merge into any parent entity, provided that if the Parent Guarantor is not the surviving entity, such parent entity undertakes the obligations of the Parent Guarantor under the Credit Facilities Documentation, including, without limitation, the pledge of all equity interests in the Company held by such parent entity and the agreement to be bound by the covenants applicable to the Parent Guarantor.

Events of Default:	Limited to the following, in each case (including as to exceptions and qualifications) consistent with the Documentation Principles: nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties contained in specified loan documentation; violation of other covenants (subject, except in the case of the covenants described in clauses (i) through (xi) under “Covenants” above, to grace periods to be agreed upon); cross-default to other material debt (provided that any breach of the financial covenant applicable to the Revolving Credit Facility shall not constitute a default with the respect to the Term Facility unless (A) the Loans under the Revolving Credit Facility have been accelerated or the commitments under the Revolving Credit Facility have been terminated by the Revolving Credit Facility Lenders or (B) such default results in a cross-default to other material indebtedness which would otherwise cause a default with respect to the Term Loans), subject to applicable grace periods in such other debt; bankruptcy events with respect to the Borrower or a Significant Subsidiary (within the meaning of Regulation S-X of the Securities Act of 1933, as amended) of the Borrower, with automatic acceleration of the Term Loans and termination of the revolving credit commitments if bankruptcy proceedings are commenced with respect to the Borrower (provided that in such proceeding filed against (but not by) the Borrower or any such Significant

Subsidiary, such proceeding results in the entry of an order for relief or remains undismissed, undischarged, unstayed or unbonded for a period of 60 days); certain ERISA events; material judgments that have not been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; actual or asserted material invalidity of any Guarantee or security interest, subject to a grace period to be agreed upon; and a Change of Control (to be defined).

Change of Control:	The definition of “Change of Control” will require majority ownership by Permitted Holders pre-IPO and, thereafter a Change of Control will be triggered if another person or group acquires 35% and Permitted Holders do not own more.

Change of Control will also be triggered: (i) upon the occurrence of a change of control under the Notes and (ii) if Parent ceases to own 100% of the Company.

“Permitted Holders” will be defined to include the Sponsor and its affiliates (other than their respective portfolio companies) and associated investment funds, any other Equity Investor as at the Closing Date, management investors, and any other person or entity with which the Sponsor or any affiliate or associated investment fund thereof forms a “group” (within the meaning of the federal securities laws) so long as the Sponsor and its affiliates and associated investment funds beneficially owns more than 50% of the relevant voting stock beneficially owned by that group.

Assignment and Participations:	The Borrower may not assign its rights or obligations under the Credit Facilities (except pursuant to the Transactions or any merger expressly permitted under the Credit Facilities Documentation). Any Lender may assign, and may sell participations in, its rights and obligations under the Credit Facilities (other than to any Disqualified Lender) in accordance with applicable law, subject (x) in the case of participations, to customary restrictions on voting rights and yield protection and (y) in the case of assignments, to limitations consistent with the Documentation Principles including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor’s commitments and outstanding loans at such time) and (ii) the receipt of the consent of the Administrative Agent (other than for assignment to another Lender or an affiliate of a Lender or an Approved Fund), the Issuing Bank (such consent required solely with respect to the Revolving Credit Facility), the Swingline Lender (such consent required solely with respect to the Revolving Credit Facility) and (so long as (A) no payment or bankruptcy (with respect to the Borrower or any Significant Subsidiary thereof) event of default exists under the Credit Facilities or (B) the assignment is other than to another Lender, an affiliate of a Lender or an Approved Fund), the Borrower (which consent shall not be unreasonably withheld or delayed and shall be deemed to have been given after five (5) business days if the Borrower does not object). The term “Approved Fund” will be defined in a manner consistent with the Documentation Principles.

An assignment fee in the amount of $3,500 will be charged with respect to each assignment. Each Lender will also have the right, without consent of the Borrower or the Administrative Agent, to assign as security all or part of its rights under the Credit Facilities Documentation to any Federal Reserve Bank.

Non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs (in addition to optional prepayments described in the last paragraph of “Voluntary Prepayments” above) on terms to be mutually agreed. Assignments to, and purchases by the Borrower and its affiliates of loans under the Term Facility will be permitted without any consent (with buyback mechanics to be agreed), including through open-market purchases.

Assignments of loans under the Term Facility to affiliates of the Borrower (other than its Subsidiaries) (other than any such affiliate that is a bona fide debt fund (“Affiliated Debt Fund”)) (each, an “Affiliated Lender”) shall be permitted subject to the following limitations:
(i)	Affiliated Lenders will not receive information provided solely to Lenders and will not be permitted to attend/participate in Lender meetings not attended by the Borrower;

(ii)	the Affiliated Lenders shall have no right to vote any of its interest under the Term Facility (such interest will be deemed voted in the same proportion as non-affiliated Lenders voting on such matter) except with respect to any amendment (A) to increase the commitment of the relevant Affiliated Lender, (B) to extend or postpone the final maturity or scheduled date of amortization, (C) to reduce the principal, interest or fees or (D) to release all or substantially all the value of the Guarantees or to release liens on all or substantially all of the Collateral; provided that no amendment, modification or waiver of the Term Loan Financing Documentation shall, without the consent of the Affiliated Lenders, deprive any Affiliated Lender of its pro rata share of any payment to which all Lenders are entitled;

(iii)	for purposes of any amendment, waiver or modification or any plan of reorganization that does not in each case adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter;

(iv)	the amount of Term Loans purchased by Affiliated Lenders shall not exceed 25% of the aggregate outstanding amount of Term Loans at any time;

(v)	for any “Required Lender” vote, Affiliate Debt Funds cannot, in the aggregate, account for more than 50% of the amounts included in determining whether the “Required Lenders,” as applicable, have consented to any amendment, waiver or other action; and

(vi)	no assignment shall be made to an Affiliated Lender without the Affiliated Lender notifying the Administrative Agent that it is in an Affiliated Lender.

For avoidance of doubt, the foregoing limitations set forth in clauses (i) through (iii) shall not be applicable to Affiliated Debt Funds.

Successor Administrative Agent:	The Administrative Agent may resign or, if it is a Defaulting Lender or an affiliate thereof, be removed by the Borrower or the Required Lenders, in each case upon 10 days’ notice by the applicable parties and in each case subject to the appointment of a successor administrative agent (although if no successor administrative agent is appointed within 30 days, such resignation will still be effective). Such successor shall be approved by the Borrower, which approval shall not be unreasonably withheld or delayed (but shall not be required if an event of default exists) if such successor is a commercial bank with a combined capital and surplus of at least $1 billion. The Borrower shall have no obligation to pay any fee to any successor that is greater than or in addition to the periodic fee payable to the Administrative Agent as of the Closing Date.

Yield Protection, Increased Costs, Gross-ups and Other Tax Indemnities:	The Credit Facilities Documentation shall include customary protective provisions for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding and other taxes; provided that the tax gross-up will not apply to any U.S. federal withholding taxes imposed pursuant to the provisions of current Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (and any amended or successor version of such provisions that is substantively comparable), and any regulations issued thereunder or published administrative guidance issued pursuant thereto. The Borrower shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Indemnification:	The documentation for the Credit Facilities will contain customary provisions (consistent with the Documentation Principles) for indemnification of the Lenders and the Agents (with exceptions, including other than as a result of the respective Lender’s or Agent’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable decision or an admission thereof in a settlement tantamount thereto).

Governing Law:	All documentation (except security documentation that the Lead Arrangers reasonably determine should be governed by local law) shall be governed by the internal laws of the State of New York and all claims arising therefrom shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York.

EXHIBIT B
SUMMARY OF TERMS OF
INTERIM LOANS
     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit B is attached (the “Commitment Letter”) are used herein as therein defined.

Borrower:	The Company (the “Interim Loan Borrower”).

Interim Facility:	An unsecured senior interim loan facility in an aggregate principal amount of up to $415 million, which shall be denominated in U.S. Dollars.

Use of Proceeds:	Proceeds from the Interim Loans under the Interim Facility will be used to fund, in part, the Acquisition and other Transactions, including any refinancing of existing indebtedness and payment of any fees, costs and expenses relating thereto.

Maturity:	The Interim Loans will mature 365 days from the date of initial funding (the “Maturity Date”).

On the Maturity Date the Interim Loans shall automatically be converted (the date thereof, the “Conversion Date”) into an aggregate principal amount of senior unsecured term loans equal to the then outstanding aggregate principal amount of the Interim Loans (the “Rollover Loans”) having the terms set forth on Exhibit B-1 hereto. At any time or from time to time on or after the Conversion Date, at the option of the respective lenders upon no less than five business days’ notice, the Rollover Loans may be exchanged in whole or in part for senior unsecured notes in an aggregate principal amount equal to the aggregate principal amount of the Rollover Loans converted and having the terms set forth in Exhibit B-2 hereto (the “Rollover Notes”); provided that the Company may defer any issuance of Rollover Notes until such time as the Company shall have received requests to issue an aggregate of at least $100.0 million in aggregate principal amount of Rollover Notes.

Administrative Agent:	Bank of America, N.A. (in such capacity, the “Administrative Agent”).

Syndication Agent:	An affiliate of Citigroup Global Markets Inc. (in such capacity, the “Syndication Agent”)

Documentation Agent or Co-Documentation Agents:	To be determined by the Company in consultation with the Lead Arrangers (in such capacity, the “Documentation Agent” or “Co-Documentation Agent,” as applicable, and, together with the Administrative Agent and Syndication Agent, the “Agents”).

Joint Lead Arrangers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC.

Joint Book Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Lending Partners LLC.

Interest:	The Interim Loans shall bear interest, reset quarterly, at the initial rate per annum equal to three-month LIBOR plus 7.25% (the “LIBOR Spread”); provided, however, that such interest rate shall not exceed 11.00% per annum or, if the Closing Date has not occurred prior to the date that is 120 days after the date of the Original Commitment Letter, 11.50% per annum (such maximum rate, the “Fixed Rate”; such interest rate as applicable to such Interim Loans from time to time, the “Interest Rate”).

There shall be a minimum adjusted LIBOR (i.e., LIBOR adjusted for maximum reserves prior to adding any Applicable Margin thereto) requirement for Interim Loans of 1.25% per annum.

If the Interim Loans are not repaid in whole within the three-month period following the Closing Date, the LIBOR Spread will increase by 0.50% per annum at the end of such three-month period and shall increase by an additional 0.50% per annum at the end of each three-month period thereafter until, but excluding, the Maturity Date, provided, however, that the Interest Rate shall not exceed the Fixed Rate.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the Interest Rate payable with respect to the Interim Loans affect the payment of any default rate of interest. Default interest of 2.0% per annum shall be payable on all overdue amounts.

In the event of a Demand Failure Event (as defined in the Fee Letter), the Interest Rate on the Interim Loans shall immediately increase to the Fixed Rate.

Commitment, Funding and Other Fees:	As set forth in the Fee Letter.

Mandatory Prepayment:	To the extent then permitted under the Financing Documentation for the Credit Facilities, the Interim Loan Borrower will prepay the Interim Loans from (a) 100% of the net cash proceeds from specified asset sales by the Company and its subsidiaries (subject to reinvestment exceptions), (b) 100% of the net cash proceeds from issuances or incurrences of specified debt (with appropriate exceptions to be mutually agreed upon which shall in any event include borrowings under the Credit Facilities) and Permanent Securities by the Company and its subsidiaries and (c) 100% of the net cash proceeds from any public offering or private placement of equity securities or debt securities, of the Company (with appropriate exceptions for issuances to the Sponsor and its affiliates and other exceptions to be mutually agreed upon), subject in each case to any required prior repayment of any amount outstanding under any Credit Facility, and in each case at 100% of the principal amount of the Interim Loans repaid, plus all accrued and unpaid interest and fees to the date of the repayment. The mandatory prepayment provisions applicable to the Interim Loans shall be (including as to exceptions and qualifications) consistent with the Documentation Principles. The proceeds of any Permanent Securities will be used to prepay the Interim Loans prior to any other application pursuant to this paragraph.

Each Lender will be entitled to require the Interim Loan Borrower, and the Interim Loan Borrower must offer, to prepay the Interim Loans held by such Lender at a price of 100% of principal amount, plus accrued and unpaid interest, if any, to the date of prepayment, in the event of a Change of Control (to be defined in a manner consistent with the Documentation Principles). Other terms of the Change in Control provision will be consistent with the Documentation Principles.

The Interim Loans will not be subject to any scheduled amortization.

Optional Prepayment:	The Interim Loan Borrower may prepay the Interim Loans, in whole or in part, at any time at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest and fees thereon.

Guarantees:	The Interim Loans incurred by the Interim Loan Borrower will be guaranteed on a senior unsecured basis by the direct parent of the Interim Loan Borrower and each direct and indirect U.S. restricted subsidiary of the Interim Loan Borrower to the extent that such subsidiary guarantees all or a portion of the indebtedness of the Interim Loan Borrower under the Credit Facilities or other capital markets indebtedness (the “Guarantors” and together with the Interim Loan Borrower, the “Interim Loan Parties”). A Guarantor’s guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which such subsidiary is no longer a subsidiary or otherwise obtains a release of its guarantee under the Credit Facilities, on terms consistent with the Documentation Principles.

Representations and Warranties:	The Interim Facility Documentation will contain such representations and warranties of the Company as are no less favorable to the Company and the Sponsor than those in the Credit Facilities, including as to exceptions and qualifications, and are otherwise consistent with the Documentation Principles.

The foregoing representations shall apply to the Interim Loan Borrower and its restricted subsidiaries.

The foregoing is subject to and limited and qualified by Section 4 of the Commitment Letter.

Covenants:	The Interim Facility Documentation will contain covenants consistent with the Documentation Principles, to apply to the Interim Loan Borrower and the restricted subsidiaries (and in any event be no more restrictive than those contained in the Credit Facilities Documentation). The covenants will include carve-outs and exceptions consistent with the Documentation Principles and in no event shall the covenants be more restrictive than the covenants to be included in the Credit Facilities Documentation (other than with respect to ratio debt, restricted payments and the incurrence of junior liens) and may be more restrictive than the Rollover Loans or Rollover Notes.

Financial Covenants:	None.

Conditions Precedent:	The following conditions precedent (to be satisfied prior to or substantially concurrently with the funding of the initial borrowing), shall apply to extensions of credit under the Interim Facility (subject to the provisions of Section 4 of the Commitment Letter).

The Interim Facility Documentation shall not contain any conditions precedent other than the conditions set forth below or in Exhibit C to the Commitment Letter (excluding, for the avoidance of doubt, condition (f)).
1.	The applicable conditions precedent set forth in Exhibit C to the Commitment Letter (excluding, for the avoidance of doubt, condition (f)).

2.	The Specified Representations shall be true and correct in all material respects on and as of the date of the borrowing (although any Specified Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein).

The foregoing conditions precedent are subject to and limited and qualified by Section 4 of the Commitment Letter.

Events of Default:	The Interim Facility Documentation will contain event of default provisions in each case (including as to grace periods and qualifications) consistent with the Documentation Principles, to apply to the Interim Loan Borrower and its restricted subsidiaries, limited to the following: (i) failure to pay principal or interest on the Interim Loans when due, (ii) breach of other provisions of the Interim Loans, (iii) “cross-acceleration” to material payment defaults on or acceleration of certain other material indebtedness in excess of an amount to be agreed upon, (iv) undischarged judgments in excess of an amount to be agreed upon, (v) certain bankruptcy and ERISA events, (vi) actual or asserted invalidity of any material guarantee of the Interim Loans (if applicable) and (vii) inaccuracy of representations and warranties in all material respects.

Participation/Assignment or Syndication:	Each of the Committed Lenders may, with the consent of the Administrative Agent, participate out or sell or assign, or syndicate to other Lenders, the Interim Loans (other than to any Disqualified Lender), in whole or in part, at any time, subject to compliance with applicable securities laws and subject (x) in the case of participations, to customary restrictions on voting rights and yield protection and (y) in the case of assignments, to limitations no less favorable to the Company and the Sponsor than those in the Credit Facilities; provided, however, that prior to the Maturity Date, no Committed Lender shall assign to other Lenders the Interim Loans if after giving effect to such assignment, such Committed Lender would hold less than 51% of its Commitment with respect to Interim Loans. Any such participation shall be on customary terms and shall provide that the Lender selling such a participation shall retain the sole right to enforce the definitive Financing Documentation governing the Interim Facility (the “Interim Facility Documentation”) and to approve any amendment, modification or waiver thereof, provided that such participation may provide that the participant’s consent is required for any such amendment, modification or waiver that requires the consent of all Lenders.

Yield Protection, Increased Costs, Gross-ups and Indemnities:	The Interim Facility Documentation shall include customary protective provisions (consistent with the Credit Facilities) for such matters as capital adequacy, increased costs, reserves, funding losses, illegality and withholding and other taxes; provided that the tax gross-up will not apply to any U.S. federal withholding taxes imposed pursuant to the provisions of current Sections 1471-1474 of the Internal Revenue Code of 1986, as amended (and any amended or successor version of such provisions that is substantively comparable), and any regulations issued thereunder or published administrative guidance issued pursuant thereto.

The Interim Loan Borrower shall have the right to replace any lender that charges an amount with respect to contingencies described in the immediately preceding sentence.

Required Lenders:	Lenders having aggregate outstandings under the Interim Facility in excess of 50%, except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) reductions of principal, interest or fees and (B) extensions of final maturity and (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all of the Guarantors.

Governing Law:	All documentation (except security documentation that the Lead Arrangers reasonably determine should be governed by local law) shall be governed by the internal laws of the State of New York and all claims arising therefrom shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York.

EXHIBIT B-1
SUMMARY OF TERMS OF ROLLOVER LOANS
     Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Exhibit B-1 is attached are used herein as therein defined.

Borrower:	The Company (the “Borrower”).

Extended Term Loan Facility:	The Interim Loans will convert into Rollover Loans in an aggregate principal amount equal to 100% of the aggregate principal amount of the Interim Loans on the Conversion Date. The Rollover Loans will be governed by the Interim Financing Documentation and, except as set forth below, shall have the same terms as the Interim Loans.

Maturity:	8 years from the Closing Date.

Interest:	The Rollover Loans shall bear interest at the Fixed Rate.

Interest shall be payable in arrears quarterly commencing on the date that is three months following the Conversion Date, computed on the basis of a 360-day year consisting of twelve 30-day months.

Covenants, Events of Default, Mandatory Prepayments and Optional Prepayments:	From and after the Conversion Date, the covenants, events of default, mandatory prepayments and optional prepayments applicable to the Rollover Loans will conform to those applicable to the Rollover Notes as set forth in Exhibit B-2 to the Commitment Letter.

Notwithstanding the foregoing, any Rollover Loans held by any Committed Lender or any affiliate (other than debt fund affiliates) thereof as of the Conversion Date will be repayable in whole or in part at the option of the Borrower at par plus accrued and unpaid interest, if any.

Governing Law:	All documentation shall be governed by the internal laws of the State of New York and all claims arising therefrom shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York.

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EXHIBIT B-2
SUMMARY OF TERMS OF ROLLOVER NOTES
     Unless otherwise defined herein, capitalized terms used herein and defined in the Commitment Letter to which this Exhibit B-2 is attached are used herein as therein defined.

Terms Relating to the Issuer:	The Company (the “Issuer”).

Securities:	An aggregate principal amount of senior unsecured fixed rate high yield securities (the “Rollover Notes”) equal to the aggregate principal amount of the Rollover Loans being converted into such Rollover Notes.

Maturity:	The Rollover Notes will mature approximately 8 years from the Closing Date.

Interest:	A fixed rate per annum equal to the Fixed Rate. Interest will be payable semi-annually.

Guarantees:	The Rollover Notes will be guaranteed on a senior unsecured basis by the direct parent of the Issuer and each subsidiary of the Issuer to the extent that such subsidiary guarantees or is liable for all or a portion of the indebtedness of the Issuer under the Credit Facilities or other capital markets indebtedness (the “Guarantors”). A subsidiary’s guarantee will be released in specified circumstances, including upon the consummation of any permitted transaction after which such subsidiary is no longer a subsidiary or otherwise obtains a release of its guarantee under the Credit Facilities, on terms consistent with the Rollover Notes Documentation Principles (as defined below).

Documentation:	The Rollover Notes will be governed by an indenture (the “Indenture”) in form and substance consistent with this Exhibit B-2 and otherwise substantially consistent with the Precedent Indenture (with such other modifications as shall be reasonably necessary in light of the operational requirements of the Company and its subsidiaries and the Company’s and its subsidiaries’ industries, businesses and business practices) (the “Rollover Notes Documentation Principles”).

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Change of Control:	Each holder of Rollover Notes will be entitled to require the Issuer, and the Issuer must offer, to repurchase the Rollover Notes held by such holder at a price of 101% of principal amount, plus accrued and unpaid interest, if any, to the date of repurchase, in the event of a Change of Control (to be defined as in a manner consistent with the Rollover Notes Documentation Principles), unless the Issuer shall have exercised its right to redeem such Rollover Notes. Other terms of the Change in Control provision will be consistent with the Rollover Notes Documentation Principles.

Optional Repayment:	Any Rollover Notes owned by any Committed Lender or any affiliate (other than a debt fund affiliate) thereof as of the Conversion Date (that have not been sold by it at the time of notice of redemption or purchase) will be redeemable or purchasable in whole or in part at the option of the Issuer at a price equal to 100% of the aggregate principal amount of the Rollover Notes to be redeemed or purchased plus accrued and unpaid interest, if any.

With respect to all Rollover Notes not covered by the foregoing, except as provided below, the Rollover Notes may not be redeemed prior to the third anniversary of the Closing Date. Thereafter, the Rollover Notes may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to 75% of the coupon of the Rollover Notes with such premium declining ratably to zero on the sixth anniversary of the Closing Date.

In addition, at any time prior to the third anniversary of the Closing Date, the Issuer may redeem on one or more occasions Rollover Notes at redemption prices based upon the yield of U.S. Treasury securities plus 50 basis points to the first fixed redemption date plus accrued and unpaid interest.

In addition, at any time prior to the third anniversary of the Closing Date, the Issuer may redeem on one or more occasions, Rollover Notes in a principal amount equal to up to 35% of the aggregate principal amount of Rollover Notes originally issued (including any additional

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Rollover Notes issued after the date of the Indenture) at a premium equal to the applicable coupon, with an amount equal to all or part of the proceeds of one or more equity offerings; provided, however, that Rollover Notes in a principal amount equal to at least 65% of the aggregate principal amount of such Rollover Notes originally issued remain outstanding immediately after such redemption.

Covenants:	The Indenture will contain affirmative and negative covenants of the Issuer, to apply to the Issuer and its restricted subsidiaries, and limited to the following: (i) furnishing of financial information, (ii) restrictions on liens, (iii) restrictions on indebtedness, (iv) restrictions on restricted payments, including dividends and investments, distributions, prepayments, redemption or repurchase of subordinated indebtedness, (v) restrictions on limitations on distributions from subsidiaries, (vi) restrictions on sales of subsidiary stock and assets, (vii) restrictions on mergers and consolidations and sale of all or substantially all assets, (viii) restrictions on transactions with affiliates, (ix) payment of the Rollover Notes, (x) maintenance of office or agency, (xi) waiver of stay/usury laws, (xii) compliance certificates of the Issuer, (xiii) future guarantors and (xiv) maintenance of existence. The affirmative and negative covenants will be, and will include carve-outs and exceptions, consistent with the Rollover Notes Documentation Principles. The Indenture will contain no financial covenants and no affirmative or negative covenants of the Issuer or any affiliate thereof other than the foregoing.

Defeasance; Satisfaction and Discharge:	Terms consistent with the Rollover Notes Documentation Principles.

Registration Rights:	Within 90 days after the date of issuance of the Rollover Notes (the “Issue Date”), the Issuer will be required to file a shelf registration statement with respect to the Rollover Notes (as defined below) (a “Shelf Registration Statement”). The Issuer will pay liquidated damages in the form of increased interest of 0.25% on the principal amount of such Rollover Notes outstanding to holders thereof (i) if the Shelf Registration Statement is not declared effective by the SEC within 270 days of the Issue Date, until the earlier of the date such Shelf

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Registration Statement is declared effective (as applicable), and (ii) during any period of time (subject to customary exceptions consistent with the Rollover Notes Documentation Principles) following the effectiveness of the Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder until the Issuer is no longer required to keep such Shelf Registration Statement effective under the terms of the Financing Documentation. After 90 days, the liquidated damages will increase by 0.25% up to a maximum of 0.50% in the aggregate. At the Issuer’s election, the Issuer may file an exchange offer registration statement in lieu of a Shelf Registration Statement.

Events of Default:	The Indenture will include the following events of default, to apply to the Company and its restricted subsidiaries, in each case (including as to grace periods, thresholds and qualifications) consistent with the Rollover Notes Documentation Principles:
(i) failure to pay principal or interest on the Rollover Notes when due, (ii) breach of other provisions of the Rollover Notes, (iii) “cross-acceleration” to material payment defaults on or acceleration of certain other material indebtedness in excess of an amount to be agreed upon, (iv) undischarged judgments in excess of an amount to be agreed upon, (v) certain bankruptcy events and (vi) actual or asserted invalidity of any material guarantee of the Rollover Notes (if applicable). The Indenture will contain no other events of default.

Governing Law:	All documentation shall be governed by the internal laws of the State of New York and all claims arising therefrom shall be subject to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York.

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EXHIBIT C
FUNDING CONDITIONS
     Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit C is attached (the “Commitment Letter”) are used herein as therein defined.
(a)	The Acquisition shall be consummated substantially concurrently with or prior to any funding pursuant to the Debt Financing substantially pursuant to the provisions of the Acquisition Agreement, without giving effect to any amendment, consent, waiver or other modification thereof that is materially adverse to the interests of the Lenders or Lead Arrangers that is not approved by the Lead Arrangers (it being agreed that any reduction in the purchase price shall not be deemed to be materially adverse to the Lenders but shall be allocated (A) 70% to a reduction in the Interim Facility (followed by the Term Facility) and (B) 30% to the Equity Contribution). The Lead Arrangers shall be satisfied with the Acquisition Agreement; provided that the Lead Arrangers hereby acknowledge that the Acquisition Agreement provided to the Lead Arrangers dated March 31, 2011 is satisfactory to them.
(b)	After giving effect to the consummation of the Acquisition, the Company and its subsidiaries shall have no outstanding preferred equity or indebtedness for borrowed money, in each case held by third parties, except for indebtedness incurred as a result of the Debt Financing, any Assumed Indebtedness and any Existing Capital Leases. Any Existing Indebtedness, other than any Assumed Indebtedness and any Existing Capital Leases, shall be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given) on the Closing Date.
(c)	Since the date of the Acquisition Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in Exhibit C-1).
(d)	The Committed Lenders shall have received (i) audited consolidated financial statements of the Company for the three fiscal years ended more than 60 days prior to the Closing Date, certified by the Company’s independent registered public accountants with an unqualified opinion thereon, (ii) unaudited consolidated financial statements for the Company for the most recent of the first three interim quarterly periods for which financial statements are available (but in no event for a period ended less than 40 days prior to the Closing Date) and (iii) a pro forma consolidated balance sheet of the Company as of the date of the most recent consolidated balance sheet delivered pursuant to clause (i) or (ii) and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the Transactions, the other transactions related thereto and any other transactions that would be required to be given pro forma effect by Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and such other adjustments as shall be agreed between the Company and the Lead Arrangers; provided that filing of the required financial statements on form 10-K or form 10-Q by the Company will satisfy the foregoing requirements set forth in clause (i) or (ii), as applicable.
(e)	The Financing Documentation consistent with the Term Sheets and the Commitment Letter shall have been executed by the applicable borrower or borrowers and guarantors and delivered to the applicable Administrative Agent. The applicable Administrative Agent shall have received such additional customary officers’ and good standing certificates, legal opinions, resolutions, lien searches requested at least 15 days prior to the Closing Date, pay-off letters, and other documents as the applicable Lead Arrangers shall reasonably request.
(f)	The Administrative Agent in respect of the Credit Facilities shall have obtained a valid security interest in the collateral referred to in Exhibit A under “Security”; and all documents, instruments, filings, recordations and searches reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to such Administrative Agent, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for permitted exceptions consistent with the Documentation Principles and other exceptions set forth in the Financing Documentation; provided that with respect to any such collateral, if perfection of the applicable Administrative Agent’s security interest in such collateral may not be accomplished on the Closing Date without undue burden or expense (it being understood that at a minimum (1) UCC-1 financing statements will be provided and (2) certificated equity securities of the Company and its domestic subsidiaries, if any, will be delivered (to the extent required by the Credit Facilities Term Sheet)), then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the initial borrowings under either Credit Facility if the applicable borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to perfect such security interests, within a period after the Closing Date reasonably acceptable to the applicable Administrative Agent. For the avoidance of doubt, it is agreed that this condition (f) is subject, in all respects, to clause (i) of the second sentence of Section 4 of the Commitment Letter.
(g)	The applicable Administrative Agent shall have received a certificate of the chief financial officer of Acquisition Corp. or the Acquired Business substantially in the form of Exhibit D attached hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.
(h)	The Company shall have received the Equity Financing (as described in Annex I).
(i)	(x) All fees required to be paid on the Closing Date pursuant to the Fee Letter and (y) all costs and expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Company), shall, upon the initial borrowings under the Credit Facilities, have been paid (which amounts may be offset against the proceeds of the Credit Facilities).
(j)	With respect to the Interim Facility, (a) one or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to publicly sell or privately place the Notes and (b) the Company shall have (i) at least 20 consecutive calendar days prior to the Closing Date that does not include the period from August 15, 2011 to and including September 6, 2011, prepared and delivered to the Lead Arrangers an offering memorandum or private placement memorandum (including all financial statements, pro forma financial statements (except that such pro forma financial statements will not be required to reflect any final purchase price allocation) and other information that would be required in a registration statement on Form S-1 for an offering registered under the Securities Act (subject to exceptions customary for Rule 144A offerings involving high yield debt securities, including an exception to provide any Compensation Discussion and Analysis that would be required by Regulation S-K Item 402(b))), in customary form for an offering memorandum or private placement memoranda used in 144A offerings of high yield debt securities (collectively, the “Offering Document”), and (ii) delivered to the Lead Arrangers a draft of a customary “comfort letter” (including customary “negative assurance” for Offering Documents of such type) from the independent registered public accountants of the Company with respect to the financial information in the Offering Document, which such accountants are prepared to issue upon the completion of customary procedures.

(k)	The Administrative Agent shall have received at least 3 days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors as has been reasonably requested in writing at least 10 days prior to the Closing Date by the Administrative Agent or any Lead Arranger that the Administrative Agent or such Lead Arranger has reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

Exhibit C-1
Definition of “Company Material Adverse Effect”
“Company Material Adverse Effect” means any fact, circumstance, change, event, development, occurrence or effect that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, properties, assets or results of operations of the Company and its Subsidiaries taken as a whole or (ii) would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the Acquisition Agreement; provided that none of the following, and no effect arising out of or resulting from the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:
     (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) the principal industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or
     (ii) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (A) changes in Law, in applicable regulations of any Governmental Entity, in generally accepted accounting principles or in accounting standards (or authoritative interpretation or enforcement thereof), (B) other than for purposes of the representations and warranties made in Section 3.4 of the Acquisition Agreement (as in effect on the date of the Original Commitment Letter) or, to the extent related to such representations and warranties, Section 6.2(a) of the Acquisition Agreement (as in effect on the date of the Original Commitment Letter), the public announcement of the Acquisition Agreement or the consummation of the Merger or the other transactions contemplated by the Acquisition Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the Acquisition Agreement, the Merger or the other transactions contemplated by the Acquisition Agreement, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any action taken by the Company or its Subsidiaries that is required by the Acquisition Agreement (as in effect on the date of the Original Commitment Letter) or taken at Parent’s written request, (F) any change or announcement of a potential change in the Company’s credit ratings, (G) any decline in the market price, or change in trading volume, of any capital stock of the Company, or (H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position;

provided that (x) changes, events, occurrences or effects set forth in clauses (i), (ii)(A), (ii)(C) and (ii)(D) above may be taken into account in determining whether there has been or is a “Company Material Adverse Effect” to the extent such changes, events, occurrences or effects have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, in relation to other Persons operating in the principal industries in which the Company and its Subsidiaries operate, and (y) that the underlying cause of any decline, change or failure referred to in clauses (ii)(F), (ii)(G) and (ii)(H) (if not otherwise falling within any of the exceptions set forth in clause (i) and clauses (ii)(A) through (H) above) shall be taken into in determining whether there is a “Company Material Adverse Effect”. Capitalized terms used in the foregoing definition of “Company Material Adverse Effect” have the meanings given to such terms in the Acquisition Agreement (as in effect on the date of the Original Commitment Letter), unless otherwise specified therein.

EXHIBIT D
Form of Solvency Certificate
Date: _____, 2011
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
     I, the undersigned, the Chief Financial Officer of ____, a _________ _________ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
     1. This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section ___ of the Credit Agreement, dated as of _________ __, 2011, among _______ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
     2. For purposes of this certificate, the terms below shall have the following definitions:
     (a) “Fair Value”
     The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
     (b) “Present Fair Salable Value”
     The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

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     (c) “Stated Liabilities”
     The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.
     (d) “Identified Contingent Liabilities”
     The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.
     (e) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
     For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.
     (f) “Do not have Unreasonably Small Capital”
     For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.
     3. For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

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     (a) I have reviewed the financial statements (including the pro forma financial statements) referred to in Section ______ of the Credit Agreement.
     (b) I have knowledge of and have reviewed to my satisfaction the Credit Agreement.
     (c) As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.
     4. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.
* * *
     IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:

Name:
Title: Chief Financial Officer

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